STOCK PURCHASE AGREEMENT

Among

INTERMAGNETICS GENERAL CORPORATION

IGC POLYCOLD SYSTEMS, INC.

and

HELIX TECHNOLOGY CORPORATION

Dated as of December 15, 2004

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 15, 2004, by and among INTERMAGNETICS GENERAL CORPORATION, a Delaware corporation (the "Seller"), IGC POLYCOLD SYSTEMS, INC., a Delaware corporation and a wholly-owned subsidiary of the Seller (the "Company"), and HELIX TECHNOLOGY CORPORATION, a Delaware corporation (the "Buyer").

W I T N E S S E T H :

     WHEREAS, the Company is a manufacturer of low temperature refrigeration systems which are used in a wide variety of market applications, including optical coating, semiconductor manufacturing, magnetic media, decorative coating, optical coating, flat panel displays, detector cooling and roll/web coating;

     WHEREAS, the Seller is the holder of 100 shares (the "Shares") of common stock, par value $0.01 per share, of the Company ("Common Stock"), which shares constitute all of the issued and outstanding shares of capital stock of the Company;

     WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, all of the Shares upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

     The terms defined in this Article 1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. The words "include", "includes", and "including" shall be deemed to be followed by the phrase "without limitation." Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" and "$" shall be deemed references to the lawful money of the United States of America.

     Accounts Receivable: as defined in Section 3.1.23.

     Acquired Operations: as defined in Section 4.14(b).

     Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     Agreement: this Stock Purchase Agreement, including the Schedules and Exhibits hereto, as the same may be amended from time to time.

     Ancillary Documents: Transition Services Agreement and any certificates, instruments, agreements, and other documents contemplated by this Agreement.

     Allocation Agreement: as defined in Section 4.10(e)(iv).

     Applicable Law: All applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     Balance Sheet: as defined in Section 3.1.8.

     Benefits Vendors: as defined in Section 4.12(d).

     BS&K: as defined in Section 9.10.

     Business: the business, operations, assets and properties of the Company.

     Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close by Applicable Law.

     Buyer: as defined in the first paragraph of this Agreement.

     Buyer Damages: as defined Section 7.2.

     Buyer Deductible: as defined in Section 7.2(a).

     Buyer Indemnitees: as defined in Section 7.2.

     Closing: as defined in Section 2.3.

     Closing Date: as defined in Section 2.3.

     COBRA: continuation of group health coverage pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA.

     Code: the Internal Revenue Code of 1986, as amended.

     Common Stock. as defined in the recitals to this Agreement.

     Company: as defined in the first paragraph of this Agreement.

     Company Benefit Plan: each Employee Benefit Plan currently sponsored, maintained, or contributed to by the Company (including by way of intracompany transfers to an ERISA Affiliate), or for which the Company has any liability or contingent liability.

     Confidentiality Agreement: the Confidentiality Agreement, dated August 9, 2004, by and between the Seller and the Buyer.

     Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person, other than any Governmental Approval.

     Continuing Employees: as defined in Section 4.11.

     Contract: any agreement, contract, license, commitment, instrument, undertaking, understanding or arrangement, whether written or oral.

     Coverage Termination Date: as defined in Section 4.12(b).

     Covered Party: as defined in Section 4.8.

     Covered Person: as defined in Section 4.12(b).

     Credit Agreement: The Credit Agreement, dated as of December 17, 2003, as amended, by and among the Seller, the Company, certain other domestic subsidiaries of the Seller, certain banks and other financial institutions which are lenders thereunder, and Wachovia Bank, National Association, as administrative agent.

     Current Benefit Levels: as defined in Section 4.12(b).

     DGCL: the General Corporation Law of the State of Delaware.

     Employee Benefit Plan: with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or previously had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, agents, consultants, independent contractors, contingent workers, or leased employees of such Person, or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare plan" (within the meaning of section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), each "pension plan" (within the meaning of section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), each severance plan or agreement, and each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal, and other employee benefit plan, fund, program, agreement, arrangement, or scheme.

     Employment and Withholding Taxes: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax, estimated Tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of the Company or any of its Subsidiaries in connection with amounts paid, deemed paid, or owing or deemed owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the Company or the Business (including, but not limited to, all interest and penalties thereon and additions thereto, whether disputed or not).

     Environmental Laws: all Applicable Laws in effect as of the date of this Agreement relating to the protection of the environment, to human health and safety, or to any use, sale, manufacture, treatment, generation, processing, storage, disposal, abatement, existence, Release, threatened Release, transportation or handling of any Hazardous Substance, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of Releases or threatened Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate: any Person (whether incorporated or not) that together with the Company would be deemed a "single employer" within the meaning of section 414 of the Code or section 4001 of ERISA.

     ERISA Affiliate Plan: each Employee Benefit Plan sponsored or maintained, or required to be sponsored or maintained at any time, by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or previously had an obligation to make, contributions at any time.

     Exchange Act: the Securities Exchange Act of 1934, as amended.

     Existing Coverage: as defined in Section 4.9.

     Final Date: as defined in Section 6.1(b).

     Financial Statements: as defined in Section 3.1.7.

     Flexible Spending Accounts: as defined in Section 4.12(d).

     GAAP: generally accepted accounting principles as in effect in the United States.

     Governmental Approval: any consent, approval, authorization, waiver, permit, concession, agreement, license, exemption or order of, declaration or filing with, or report or notice to, any Governmental Authority.

     Governmental Authority: any Federal, state, local or foreign court, arbitrator or governmental agency, authority, instrumentality or regulatory body, and any self-regulatory organization.

     Gross-Up Amount: as defined in Section 8.1.

     Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) is defined, listed or identified as a "hazardous waste" or "hazardous substance" under any Environmental Law, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

     HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     IGC Savings Plan: as defined in Section 4.12.

     Indebtedness for Borrowed Money: any and all indebtedness of the Company for money borrowed or for the extension of credit, including, without limitation, the capital leases and indebtedness listed or reflected on the Balance Sheet dated November 28, 2004, to the extent outstanding.

     Independent Accounting Firm: An accounting firm with nationally recognized standing reasonably satisfactory to, and mutually agreed upon by, the parties to a dispute, as described in Section 4.10(e)(v).

     Indemnified Party: as defined in Section 7.4.

     Indemnifying Party: as defined in Section 7.4.

     IRS: the Internal Revenue Service.

     Knowledge of the Company: the actual knowledge, after reasonable inquiry, of (1) Donald Plumley, Mike Rogers, Dave Lapychak, Kevin Flynn, Rosana Bicego, and Katherine M. Sheehan, (2) the Chief Executive Officer and Chief Financial Officer of Seller and (3) David Thielman and Shannon Armstrong, but only with respect to the time period during which each of them served as an employee of the Company.

     Lease: the Lease, dated September 1, 2001, by and among the Harry Friedman and Edith B. Friedman Revocable Living Trust Dated May 15, 1986, the William and Susan L. Friedman Family Trust Dated August 8, 1984, and the Company, in respect of the premises consisting of approximately 72,300 sq. ft. of office and warehouse space located at 3800 Lakeville Highway, Petaluma, California.

     Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

     Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

     Material Adverse Effect: with respect to any party hereto, any event, occurrence, fact, condition, change or effect that (i) is materially adverse to the business, operations, results of operations, financial condition, properties, assets or liabilities of such party, taken as a whole, or (ii) would materially impair the ability of such party to perform its obligations hereunder or under any Ancillary Documents to which it is a party; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in Applicable Law of general applicability or interpretations thereof by any Governmental Authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to companies in the referenced party's industry generally, (iii) general changes in conditions in the referenced party's industry or in the global or United States economy or financial markets, (iv) any change arising out of or attributable to the execution and delivery of this Agreement, or the public announcement thereof, and (v) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

     Material Contracts: as defined in Section 3.1.15.

     Modified 338 Form: as defined in Section 4.10(e)(ii).

     New Insurance Policies: as defined in Section 4.12(b).

     Non-Competition Period: as defined in Section 4.14.

     Old Target: has the meaning set forth in the Treasury Regulations promulgated under Section 338.

     Permits: all licenses, permits, franchises, registrations, approvals, authorizations, consents, waivers, exemptions, releases, variances or orders of, or filings with, or issued by, any Governmental Authority.

     Permitted Liens: (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith, (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations, (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) easements, rights-of-way, restrictions or other similar encumbrances on Real Property that do not, individually or in the aggregate, materially detract from the value of such Real Property or materially interfere with the current use thereof, or (vi) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or materially interfere with the current use thereof, excluding Liens arising from Indebtedness for Borrowed Money.

     Person: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, Governmental Authority or other entity.

     Post-Closing Period: all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date of any Straddle Period.

     Post-Closing Seller Provided Coverage: as defined in Section 4.12(b).

     Pre-Closing Period: all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any Straddle Period.

     Prohibited Activities: as defined in Section 4.14.

     Proprietary Rights: as defined in Section 3.1.16.

     Purchase Price: as defined in Section 2.2.

     Real Property: the real property leased by the Company pursuant to the Lease.

     Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

     Section 338(h)(10) Election: an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares pursuant to this Agreement.

     Seller: as defined in the first paragraph of this Agreement.

     Seller Damages: as defined in Section 7.3.

     Seller Deductible: as defined in Section 7.3.

     Seller Indemnitees: as defined in Section 7.3.

     Seller Sponsored Plan: as defined in Section 4.12(b).

     Seller 338 Tax: as defined in Section 8.1.

     Shares: as defined in the Recitals hereto.

     Software: all computer programs, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media, and all documentation relating thereto, including, but not limited to user manuals and training materials.

     Straddle Period: a taxable period which begins before the Closing Date and ends after the Closing Date.

     Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding combined voting power or other equity interests.

     Survival Period: as defined in Section 7.1.

     Tax Payments: as defined in Section 8.2.

     Tax Returns: as defined in Section 3.1.9.

     Taxes: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, without limitation, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, levy, impost, fee, duty or other governmental charge or assessment or deficiencies thereof (including, but not limited to, all interest and penalties thereon and additions thereto, whether disputed or not) imposed by any Governmental Authority or other taxing authority.

     338 Forms: as defined in Section 4.10(e)(ii).

     338 Tax: as defined in Section 8.1.

     338 Estimated Tax Payment: as defined in Section 8.2.

     338 Tax Payment: as defined in Section 8.1.

     Treasury Regulations: the regulations prescribed under the Code.

ARTICLE 2

PURCHASE AND SALE OF SHARES

     2.1     Agreement to Purchase and Sell. Upon the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign and transfer to the Buyer, and the Buyer shall purchase from the Seller, all of the Shares, free and clear of all Liens.

     2.2     Purchase Price. The aggregate purchase price for the Shares of forty-nine million two hundred thousand dollars ($49,200,000) (the "Purchase Price") shall be payable at the Closing by wire transfer of immediately available funds to an account designated by the Seller.

     2.3     Closing. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Bond, Schoeneck & King, PLLC, 111 Washington Avenue, Albany NY 12210-2211, at 10:00 A.M. Eastern Time, on February 15, 2005 or, in the event that any conditions have not been satisfied or waived on such date, on the third Business Day after the conditions to each party's obligations hereunder (other than receipt of closing deliveries) have been satisfied or waived, or such other time and place upon which the parties may agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     2.4     Delivery of Shares. At the Closing, the Seller shall deliver to the Buyer, free and clear of any Liens, one or more certificates representing in the aggregate all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank by the Seller, and accompanied by all requisite stock transfer stamps, if any.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

     3.1     Representations and Warranties of the Seller and the Company. Except as otherwise set forth in the Schedules to this Agreement, the Seller and the Company, jointly and severally, hereby represent and warrant to the Buyer as follows (the disclosures in any section or subsection of the Schedules shall qualify each other sections and subsections in this Article 3 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections):

               3.1.1     Authorizations, etc. The Seller and the Company each has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which each is or will be a party, to perform fully its obligations hereunder or thereunder, and to consummate the transactions contemplated hereby and thereby. Except as set forth in Schedule 3.1.1, all actions, authorizations and consents required by any Applicable Law for the execution, delivery and performance by the Seller or the Company of this Agreement and each of the Ancillary Documents to which each is or will be a party, and the consummation of the transactions contemplated thereby, have been properly taken or obtained. The Seller and the Company have duly executed and delivered this Agreement and, on the Closing Date, will have duly executed and delivered each of the Ancillary Documents to which the Seller and the Company are a party. This Agreement constitutes, and on the Closing Date each of such Ancillary Documents will constitute, the legal, valid and binding obligations of the Seller and the Company enforceable against each in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

          3.1.2     Title to Shares. The Seller owns beneficially and of record, free and clear of any Liens, the Shares. The Shares constitute, and at all times from the date hereof to and including the Closing Date will constitute, the only shares of capital stock of the Company issued and outstanding. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 2.4 will transfer to Buyer good and valid title to the Shares, free and clear of any Liens.

          3.1.3     Corporate Status. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                                        (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where its business is conducted and such properties are owned, leased or operated.

                                        (c) The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 3.1.3(c), which are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to obtain such qualification or licensing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                                         (d) The Seller has delivered or made available to the Buyer complete and correct copies of the certificate of incorporation and by-laws of the Company as amended through, and in full force and effect on, the date hereof. The books of account, minute books and other records of or pertaining to the Company, all of which have been made available to the Buyer, are accurate and complete, except where the failure to be so accurate and complete, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The books of account, minute books and other records of or pertaining to the Company have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company is subject to that Section), including the maintenance of an adequate system of internal controls, except where the failure to be so maintained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each material transaction of the Company is properly and accurately recorded on the books and records of the Company, and each document (including any agreement, invoice or receipt) on which entries in such books and records are based is accurate and complete in all material respects. The minute books of the Company contain in all material respects accurate and complete records of all corporate actions taken by the stockholder(s) and directors of the Company and no such action has been taken for which minutes have not been prepared and are not contained in such minute books. At the time of Closing, all of those books and records will be in the possession of the Company.

          3.1.4     No Subsidiaries. The Company has no subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company, or any other entity.

          3.1.5     Capitalization. The authorized capital stock of the Company consists of 3,000 shares of Common Stock, of which 100 shares are issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or the Seller to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or the Seller to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company, or (iii) voting trusts, proxies or similar agreements to which the Company or the Seller is a party with respect to the voting of the capital stock of the Company.

          3.1.6     No Conflicts, etc.  (a) The execution, delivery and performance by the Seller and the Company of this Agreement and the Ancillary Documents to which either is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice, the lapse of time, or both): conflict with; contravene; result in a violation or breach of; result in a default under; give rise to a right of, acceleration, amendment, cancellation, modification, termination or vesting under; result in a decreased right of the Company or obligation of any other Person under; result in an increased or additional obligation of the Company or right of any other Person under (i) assuming the receipt of all requisite Governmental Approvals for the transactions contemplated by this Agreement, any Applicable Law, (ii) the articles or certificate of incorporation or by-laws of the Seller or the Company, (iii) except as set forth in Schedule 3.1.6(a), any Material Contract to which the Seller or the Company is a party or by which the Seller or the Company or any of its material properties or assets may be bound or affected.

                      (b) Except as specified in Schedule 3.1.6(b), no Governmental Approval or other Consent is required to be obtained or made by the Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which each is a party, or the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Governmental Approval or Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          3.1.7     Financial Statements. The Seller has previously delivered or made available to the Buyer complete and correct copies of audited financial statements of the Company for the two-year periods ending May 25, 2003 and May 30, 2004, the unaudited financial statements of the Company for the three-month period ended August 29, 2004, and the unaudited balance sheet of the Company as of November 28, 2004 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended, except that the Financial Statements may not contain all footnotes required by GAAP and the interim Financial Statements may be subject to normal and recurring year-end adjustments, none of which adjustments, in the aggregate or individually, are material. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.1.8     Absence of Undisclosed Liabilities; Off-Balance Sheet Transactions. To the Knowledge of the Company, the Company has no material liabilities or obligations of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed, provided or reserved for in the unaudited balance sheet (the "Balance Sheet") of the Company as of November 28, 2004, included in the Financial Statements and (b) for liabilities and obligations that (i) were incurred after the date of the Balance Sheet in the ordinary course of business; (ii) individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) do not and will not materially impair the ability of the Company, in the aggregate, to conduct the Business from and after the Closing substantially in the same manner as before the Closing. The Company has no "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act), which the Company would be required to disclose under Item 303(a) of Regulation S-K if the Company were subject to the periodic reporting requirements of the Exchange Act.

          3.1.9     Taxes.  (a) The Seller or the Company has timely filed with the appropriate taxing authorities all returns and reports in respect of Taxes (the "Tax Returns") required to be filed by each of them in respect of the Business (taking into account any extension of time to file granted with respect thereto). The information on such Tax Returns is complete and accurate in all material respects. The Seller or the Company has paid on a timely basis all Taxes (whether or not shown on any Tax Return) due and payable in respect of the Business. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

                             (b) Except as disclosed on Schedule 3.1.9(b), no unpaid (or unreserved in accordance with GAAP applied on a consistent basis) deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority or other Governmental Authority with respect to the Company for any Pre-Closing Period and, to the Knowledge of the Company, there are no pending audits, investigations or claims for or relating to any liability in respect of Taxes of the Company, nor has the Company been notified of any request for such an audit, investigation or claim. Except as disclosed on Schedule 3.1.9(b), the Company has not requested any extension of time within which to file any currently unfiled returns in respect of any Taxes of the Business. No extension of a statute of limitations relating to any Taxes is in effect with respect to the Business.

                                   (c) (1) The Seller or the Company has made or will make provision for all Taxes payable by it with respect to the Business for any Pre-Closing Period which are not payable prior to the Closing Date; (2) the provisions for such Taxes with respect to the Company for the Pre-Closing Period are adequate to cover all such Taxes with respect to such period; (3) the Seller or the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party with respect to the Business; (4) the Company is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes; and (5) Schedule 3.1.9(c)(5) contains a list of all jurisdictions in the Seller or the Company files Tax Returns in respect of the Business.

                                   (d) In connection with the transaction contemplated by this Agreement, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate the Company to make any payments that will not be deductible by reason of section 280G of the Code.

          3.1.10     Absence of Changes. Except as set forth in Schedule 3.1.10, since the date of the Balance Sheet, there have not been any changes in the financial condition or results of operations of the Company, except for any changes that would not reasonably be expected to result in a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except (i) as set forth in Schedule 3.1.10, (ii) as may be required to comply with Material Contracts, or (iii) as may be reasonably required to satisfy the condition in Section 5.1.5, since the date of the Balance Sheet, neither the Company nor with respect to the Business, the Seller have taken any of the following actions (or permitted any of the following events to occur):

                                  (a) declared, set aside, made, set a record date for or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

                                  (b) issued or sold any shares of any class of its capital stock or other ownership interest, or any securities convertible into or exchangeable for any such shares or interest, or issued, sold, granted or entered into any subscription, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or interest or any securities convertible into or exchangeable for any such shares or interest;

                                   (c) incurred any material obligation or liability except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business;

                                    (d) discharged or satisfied any Lien, other than those required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than (i) current liabilities shown on the Balance Sheet, (ii) current liabilities incurred since the date thereof in the ordinary course of business, and (iii) scheduled payments of principal or interest on any Indebtedness for Borrowed Money through the Closing Date;

                                    (e) subjected any of the Assets to any Lien other than any Permitted Lien;

                                    (f) sold, transferred, leased to others or otherwise disposed of any of the Assets, except in the ordinary course of business or fixed assets having an aggregate value of less than $250,000, or canceled or compromised any debt or claim in excess of $100,000 in each case or $250,000 in the aggregate, or waived or released any right of substantial value, except in the ordinary course of business;

                                    (g) received any written notice of termination of any Material Contract;

                                    (h) suffered any damage, destruction or loss (whether or not covered by insurance) in excess of $250,000 to any of its assets;

                                    (i) changed in any material respect its tax or accounting practices, policies or principles except as required by any Applicable Law or GAAP;

                                    (j) granted or committed to grant any increase in any remuneration (including salary, incentive, change in control, retention or severance compensation or benefits) of any current or former employee making more than $100,000 per annum in base salary, or any director or officer of the Company, other than in the ordinary course of business consistent with past practice, or, except as contemplated by Section 4.12, established, amended, or terminated any Company Benefit Plan;

                                    (k) made or committed to make any capital expenditures or capital additions or improvements in excess of an aggregate of $250,000, except for capital expenditures or capital additions or improvements made in the ordinary course of business or contemplated by an approved budget of the Company;

                                    (l) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority relating to the Company, other than in the ordinary course of business;

                                    (m) transferred or granted any material rights or licenses under, or entered into any settlement regarding the infringement of, its Proprietary Rights or entered into any licensing or similar agreements or arrangements with respect thereto (other than any shrink-wrap Software license);

                                    (n) accelerated or delayed the payment of accounts payable, or the collection of accounts receivable of the Company, other than in the ordinary course of business;

                                     (o) received any written notice from any material customer or supplier of an intention to discontinue or change in any material respect the terms of its relationship with the Company; or

                                     (p) made a commitment to take any of the foregoing actions.

          3.1.11     Litigation. Except as disclosed on Schedule 3.1.11, there is no Litigation pending or, to the Knowledge of the Company, threatened in writing, against the Company or its assets, and there is no Litigation pending, or to the Knowledge of the Company, threatened in writing, against the Seller or the Company seeking to prevent, hinder or delay the transactions contemplated by this Agreement or any of the Ancillary Documents. No citations, fines or penalties have been asserted in writing against the Company under any Applicable Law which remain outstanding, except for traffic citations or where any citations, fines or penalties would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against the Company.

           3.1.12     Governmental Approvals. Schedule 3.1.12 sets forth all Governmental Approvals used in the Business or otherwise material to the conduct of the Business. All such Governmental Approvals have been duly obtained and are in full force and effect, and the Company is in compliance with each such Governmental Approval, except where the failure of any such Governmental Approval to be so obtained or in full force and effect, or the failure of the Company to be in compliance with any such Governmental Approval, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

           3.1.13     Compliance with Laws. The Company is in compliance with all Applicable Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written notice alleging any violation or breach of, or failure to be in compliance with, any Applicable Law that has not been cured or waived. The Company holds and has maintained all Permits applicable to the Business required by Applicable Law, except where the failure to obtain or maintain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of such Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No proceeding is pending, or to the Knowledge of the Company, threatened to revoke or limit any Permit.

          3.1.14     Title to Assets. Except as disclosed on Schedule 3.1.14, the Company has good and marketable title to all of the material tangible and intangible assets owned by it, free and clear of any Liens other than Permitted Liens. Except as disclosed on Schedule 3.1.14, the Company owns, leases, licenses or otherwise has the contractual right to use all of the assets used in or necessary for the conduct of the Business as currently conducted, except where the failure to so own, lease, license or possess such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          3.1.15     Contracts. Schedule 3.1.15 sets forth a true and complete list, and the Seller has provided access to the Buyer the complete copies (including all amendments and extensions thereof) or, if oral, an accurate and complete description of all material terms, of each of the following to which the Company is a party or is otherwise bound (each, a "Material Contract"):

                                       (i) all loan agreements, indentures, mortgages, notes, installment obligations, capital leases, or other agreements or instruments relating to Indebtedness for Borrowed Money (or guarantees thereof);

                                       (ii) all continuing contracts or commitments for the future purchase, sale or manufacture of products, materials, supplies, equipment, or services requiring payment to or from the Company in an amount in excess of $250,000 per annum which are not terminable on 90 days' or less notice without material cost or other material liability;

                                       (iii) all lease and other agreements pertaining to the Real Property;

                                       (iv) all collective bargaining, employment, severance and other agreements requiring change of control or parachute payments from the Company, or any other type of contract or understanding between the Company and any of its officers, directors, consultants, or employees, other than pursuant to a Company Benefit Plan disclosed on Schedule 3.1.20(a), which is not terminable by the Company upon 30 days' or less notice without cost or other liability;

                                        (v) all joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

                                        (vi) all agreements containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person; and

                                        (vii) any other agreement, the performance of which would reasonably be expected to have a Material Adverse Effect on the Company.

          Except as disclosed on Schedule 3.1.15, the Company is not in material default, and to the Knowledge of the Company, no other party is in material default, under any Material Contract and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration or termination of, any Material Contract or would result in the creation of or right to obtain any Lien upon, or any Person obtaining any right to acquire, any assets, rights or interests of the Company. Except as disclosed on Schedule 3.1.15: (i) each Material Contract is in full force and effect and is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto; and (ii) the Company has not received written notice from any party to a Material Contract that such party intends either to modify, cancel or terminate a Material Contract.

          3.1.16     Proprietary Rights.

                           (a) Except as set forth on Schedule 3.1.16(a), the Company owns or possesses licenses or other rights to use all trademarks, trade and business names, internet domain names, service marks, service names, copyrights, customer lists, trade secrets and inventions (whether or not patentable) (collectively, "Proprietary Rights") that are necessary to the conduct of the Business as currently conducted. To the Knowledge of the Company, all Proprietary Rights are valid and enforceable and no assertions have been made with respect to the validity, enforceability, or ownership of the Proprietary Rights.

                           (b) Schedule 3.1.16(b) sets forth a true and complete list of all registered trademarks, trade names, service marks, service names, internet domain names, copyrights and patents included in the Proprietary Rights of the Company (identifying which are owned and which are licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements relating thereto.

                           (c) Except as disclosed in Schedule 3.1.16(c), to the Knowledge of the Company, the Company is not required to pay any royalty, license fee or similar compensation in connection with the conduct of the Business as currently conducted.

                           (d) To the Knowledge of the Company, no claims have been asserted by any Person alleging that the Company infringed upon the Proprietary Rights of any other Person. To the Knowledge of the Company, the Company does not infringe upon the Proprietary Rights of any other person.

                          (e) To the Knowledge of the Company, no Person is infringing upon its Proprietary Rights.

                          (f) Except as set forth in Schedule 3.1.16(f), neither the Company nor Seller has granted to any third party any license or right to the commercial use of any Proprietary Rights of the Business as currently conducted.

          3.1.17     Real Property.  (a) Except for the Lease and except as disclosed on Schedule 3.1.17(a), the Company is not a party to any real property leases, subleases or occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee or occupant of any real property. The Lease is in full force and effect and, to the Knowledge of the Company, neither the Company nor the lessor is in material default thereunder. The Company does not own any real property.

                         (b) To the Knowledge of the Company, (i) all buildings and improvements which in part comprise the Real Property comply in all material respects with all size, height, set back, use and other zoning restrictions and regulations applicable thereto, including, without limitation, the parking space requirements of all applicable zoning ordinances and regulations and (ii) the Company or its landlord has obtained all licenses, permits, approvals, certificates, and other authorizations required by applicable Laws for the use and occupancy of the Real Property as it is currently being utilized, except where the failure to obtain such licenses, permits, approvals, certificates or other authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          3.1.18     Environmental Matters. Except as disclosed in Schedule 3.1.18:

                      (a) During the period that the Company has owned, leased or operated any properties or facilities, it has not Released, or participated in or authorized the Release or threatened Release of Hazardous Substances on, from or under such properties or facilities in violation of applicable Environmental Law, except where such Release or threatened Release would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there has not been any disposal or Release or threatened Release of Hazardous Substances on, from or under any of such properties or facilities, at any time prior to the Company or any Subsidiary having taken possession of any of such properties or facilities.

                      (b) The operations of the Company are in compliance with applicable Environmental Law, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. During the time that the Company has owned or leased its properties and facilities, the Company has not used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Substances in violation of applicable Environmental Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                     (c) During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought or, to the Knowledge of the Company, threatened against the Company by, or any settlement reached the Company with, any party or parties alleging the presence, disposal, Release or threatened Release of any Hazardous Substances on from or under any of such properties or facilities.

                     (d) Schedule 3.1.18(d) lists all Permits held by the Company in order to comply with Environmental Laws. The Company has obtained all Permits required by Environmental Law necessary to enable it to conduct its business and the Company is in compliance with the Permits, except where the failure to obtain, or comply with, such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company previously has furnished or made available to the Buyer accurate, true, and complete copies of any and all environmental audits or risk assessments, site assessments, documentation regarding on- or off-site disposal of Hazardous Substances or Release of Hazardous Substances, spill control plans, and all other material correspondence, documents or communications with any Governmental Authority or other entity regarding the foregoing, that the Company currently has in its possession, or otherwise exists to the knowledge of the Company (in which case, the Company has previously disclosed the existence of such documents and the identity of the party possessing the same, if known).

          3.1.19     Employees, Labor Matters, etc. The Company is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting or attempting to represent any employee of the Company. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the

Company is currently ongoing or, to the Knowledge of the Company, has been threatened since January 1, 2002. The Company has complied in all material respects with all applicable provisions of Applicable Law pertaining to the employment or termination of employment of any Person, including, without limitation, all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, immigration status, Tax information reporting, Employment and Withholding Taxes or other similar employment practices or acts.

          3.1.20     Employee Benefit Plans and Related Matters.  (a) Schedule 3.1.20(a) sets forth a true and complete list of each Company Benefit Plan.

                              (b) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Knowledge of the Company, no fact or circumstance exists that could reasonably be expected to result in the revocation of such favorable determination letter or to adversely affect the tax-exempt status of such Company Benefit Plan.

                              (c)     (i) Except as set forth in Schedule 3.1.20(c), no Company Benefit Plan is or was subject to Title IV of ERISA or section 412 of the Code. Each ERISA Affiliate Plan subject to section 412 of the Code or section 302 of ERISA meets the minimum funding requirements of those sections. No Company Benefit Plan or ERISA Affiliate Plan is or was a "multiemployer pension plan" (within the meaning of section 4001(a)(3) of ERISA) or a "multiple employer welfare arrangement" (within the meaning of section 3(40) of ERISA).

                                      (ii) The Company has not incurred, and no fact exists that reasonably could be expected to result in, the Company incurring any liability as a result of a termination, withdrawal, or funding waiver with respect to any ERISA Affiliate Plan subject to Title IV of ERISA or Section 412 of the Code.

                                      (iii) Except as set forth on Schedule 3.1.20(c), each of the Company Benefit Plans has been established, operated, and administered in all material respects in accordance with its terms and in compliance with all Applicable Laws. There are no pending or, to the Knowledge of the Company, threatened claims, examinations, investigations, proceedings, or actions by or on behalf of any of the Company Benefit Plans, by any Governmental Authority, by any Person or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits) that could reasonably be expected to result in any liability to the Company or any of its officers or directors, and, to the Knowledge of the Company, there exist no facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, examination, investigation, proceeding, or action.

                                      (iv) All contributions, premiums and expenses payable to or in respect of any Company Benefit Plan or the operation or administration thereof that relate to or arose with respect to any period on or prior to the date hereof have been paid or will be adequately accrued on the Balance Sheet.

                                        (v) Except as disclosed on Schedule 3.1.20(c)(v), the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents will not result in (x) the entitlement of any Person to severance pay, transaction bonuses, or similar contingent payments, (y) an increase in the amount of compensation or benefits of any Person, or (z) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Person.

                                        (vi) The Seller has provided the Buyer with true and complete copies of all Company Benefit Plans and, upon the Buyer's request, any documents related thereto or to any ERISA Affiliate Plan.

                                        (vii) Except as disclosed on Schedule 3.1.20(c)(vii), no Company Benefit Plan provides medical, surgical, hospitalization, death, or similar benefits (whether or not insured) for current or former employees, directors, officers, agents, consultants, independent contractors, contingent workers, or leased employees of the Company, or any of their dependents, spouses, domestic partners, or beneficiaries, for periods extending beyond their termination of employment or other termination of service, other than COBRA coverage and only to the extent required by COBRA.

                                         (viii) Schedule 3.1.20(c)(viii) contains in all material respects an accurate and complete record of the employment or service histories of Company employees, independent contractors, contingent workers and leased employees, including their hours of service required to be credited pursuant to Section 4.12, and the common-law employee or independent contractor status of all individuals engaged by the Company are accurately reflected in the records of the Company.

          3.1.21     Related Party Transactions. Except as set forth on Schedule 3.1.21, neither the Seller nor any of its Affiliates (i) has been since January 1, 2003 or is involved in any business arrangement or relationship with the Company that is material to the Business, (ii) owns any property or right, tangible or intangible, which is used in and material to the Business, or (iii) owes any money to, or is owed any money by, the Company.

          3.1.22     Insurance. Schedule 3.1.22 sets forth a true and correct list of all insurance policies maintained by or for the benefit of the Company, including fire and extended coverage and casualty, liability and other forms of insurance. The Company, or the Seller on behalf of the Company, maintains in full force and effect insurance policies covering the Company's insurable business risks and liabilities in adequate amounts to provide reasonable protection for the business of and the properties owned and used by the Company. Schedule 3.1.22 also contains a list and brief description of all potential claims, claims, damages, injuries, occurrences, losses, and lawsuits for which the Company, or any person on its behalf, has provided notice to any insurer or otherwise sought coverage under any insurance policy or program identified in Schedule 3.1.22, provided such claim is (i) outstanding or (ii) was made within the last twelve months. The Seller and the Company have complied with each such insurance policy and program and have not failed to give any notice or present any claim thereunder in a due and timely manner which failure could reasonably be expected to result in a loss or forfeiture of any material right thereunder.

          3.1.23     Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth on Schedule 3.1.23, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with an obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

          3.1.24     Product and Service Warranties. Set forth on Schedule 3.1.24 are copies of the standard forms of warranty offered by the Company to third parties with respect to each of the products marketed by the Company at any time since January 1, 2002. Since January 1, 2002, the Company has not offered or extended any warranty to third parties with respect to the products manufactured by the Company, other than the standard forms of warranty set forth on Schedule 3.1.24, except where such extension would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

           3.1.25     Bank Accounts. Set forth on Schedule 3.1.25 is a list of the names and locations of all financial institutions at which the Company maintains a checking, savings, deposit or securities account, or a safety deposit box or other deposit or safekeeping arrangement, and the name number or other means of identification of each such account and arrangement.

          3.1.26     Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of the Company or the Seller or their respective Affiliates in such manner as to give rise to any valid claim against the Buyer or the Company for any brokerage or finder's commission, fee or similar compensation.

          3.1.27     Commercial Relationships. Schedule 3.1.27 lists the names and addresses of the five (5) largest customers and the five (5) largest suppliers (measured in each case by dollar volume of purchases or sales during the last completed fiscal year) of the Company and the dollar amount of purchases or sales which each such customer or supplier represented during the last completed fiscal year. To the Company's knowledge, its relationships with its customers, suppliers, distributors, collaborators, licensors, and licensees are generally good commercial working relationships. During the last 12 months, no such entity has canceled or otherwise terminated its relationship with the Company or has materially altered its relationship with the Company. The Company has not received any written threat or notice from any such entity, to terminate, cancel, or otherwise materially modify its relationship with the Company. No customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any agreement, understanding, or practice of the Company other than pursuant to the normal course return policy of the Company described in Schedule 3.1.27.

          3.1.28     Inventories. All inventory pertaining to the Business reflected on the Balance Sheet is usable and saleable in the ordinary course of business, except for excess and obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Balance Sheet. All inventories not written-off have been priced at the lower of cost or market value on a first-in, first-out basis.

          3.1.29     Product Liability. Except as set forth on Schedule 3.1.29: (a) there are no material defects in the design or manufacture of any of the products sold by the Company; (b) the Company has not initiated a recall of any of the products sold by the Company during the last three years; and (c) during the last three years, the Company has not received any written, oral, or other notice of a claim, and, to the Knowledge of the Company, there is no anticipated or threatened claim against the Company alleging a design or manufacturing defect in the products sold the Company, in each case, excluding any and all requests for product returns in the ordinary course of business which have not had and are not expected to result in a Material Adverse Effect.

          3.1.30     Disclosure. No representation or warranty of the Company or the Seller in this Agreement and no statement in the Schedules contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.2     Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

          3.2.1     Corporate Status; Authorization, etc. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which it will be a party, and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Documents to which the Buyer will be a party. This Agreement is, and on the Closing Date each of the Ancillary Documents to which the Buyer will be a party will be, valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and general principles of equity.

          3.2.2     No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under or give rise to a right of acceleration, termination or vesting under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws of the Buyer, (ii) any Applicable Law applicable to the Buyer or any Affiliate thereof or any properties or assets of such Buyer or Affiliate or (iii) any material contract, agreement or other instrument applicable to the Buyer or any Affiliate thereof or any of their respective properties or assets.

          3.2.3     Governmental Approvals. Schedule 3.2.3 sets forth all Governmental Approvals required on the part of the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents, except where the failure to obtain such Governmental Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer is qualified to obtain, and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by the Buyer of the required Governmental Approvals.

          3.2.4     Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer or its Affiliates in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

          3.2.5     Financial Arrangements of the Buyer. The Buyer has an adequate amount of cash on hand to pay the Purchase Price and the payment contemplated by Article 8.

          3.2.6     Securities Law Matters. The Buyer is acquiring the Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended. The Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and to understand the risks of and other consideration relating to its purchase of the Shares.

ARTICLE 4

COVENANTS

     4.1     Conduct of Business. From the date hereof to the Closing, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, the Seller agrees to use its commercially reasonable efforts to cause the Company to (i) carry on the Business in the ordinary course, in substantially the same manner as heretofore conducted, and to preserve intact in all material respects the present business organization of the Company, maintain the properties thereof in good operating condition and repair, keep available the services of the present officers and significant employees thereof, and preserve the relationship with customers thereof, suppliers thereof and others having business dealings with the Company; and (ii) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties of the Seller and the Company set forth herein that would entitle the Buyer to terminate this Agreement under Section 6.1. Without limiting the generality of the foregoing, except (i) as set forth on Schedule 4.1, (ii) as may be required by any Material Contract, or (iii) as may be reasonably required to satisfy the condition set forth in Section 5.1.5, neither the Company, nor with respect to the Business, the Seller, shall, without the written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

          (i) authorize, issue, sell or transfer any capital stock of the Company or any other securities of the Company, including any securities convertible or exercisable into or exchangeable for any capital stock or other securities of, or any warrants, options or other rights to acquire any capital stock or other securities of the Company;

          (ii) change or authorize any change in the charter or by-laws of the Company;

          (iii) declare or pay any dividend on, or make any other distribution with respect to, any securities of the Company;

          (iv) acquire (whether by merger, consolidation, recapitalization or otherwise) the shares of capital stock or any other equity interest in, or a substantial portion of the assets of, any Person and/or any division or business thereof, or otherwise acquire any assets (other than inventory and other assets in the ordinary course of business) in any amount, individually or in the aggregate, that is material to the Company;

          (v) incur any Indebtedness for Borrowed Money or assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances of any money or other property to, any other Person including, without limitation, to any director, officer or employee of the Company (other than in the ordinary course of business);

          (vi) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to the Company or any material claims held by the Company, other than in the ordinary course of business;

          (vii) settle or compromise any Litigation involving amounts in excess of $100,000;

          (viii) make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

          (ix) (A) modify, amend, terminate or assign the Lease or any other leases of the Company or (B) waive, release, relinquish or assign any of the material rights of the Company under such Lease;

          (x) sell, assign, license, lease, or otherwise dispose of any assets, rights or properties which are material, individually or in the aggregate, to the Company, except in the ordinary course of business;

          (xi) mortgage, pledge or otherwise encumber or subject to a Lien (other than a Permitted Lien) any of the Company's properties or assets;

          (xii) make any changes in any accounting method, principle or practice other than those required by GAAP or consistent with past practice;

          (xiii) accelerate the delivery or sale of products, or offer discounts or price protection on the sale of products or premiums on the purchase of raw materials, except in the ordinary course of business;

          (xiv) make any changes in the selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices of the Company other than in the ordinary course of business;

          (xv) purchase, order or otherwise acquire inventory in excess of reasonably forecasted requirements in the ordinary course of business;

          (xvi) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors, or consultants, except for any such increases that are granted to employees making less than $100,000 per year in the ordinary course of business consistent with past Company practices;

          (xvii) other than as contemplated by Section 4.12, adopt, amend, suspend, or terminate any Company Benefit Plan in any manner that could reasonably be expected to increase the costs, liabilities, or obligations of the Company;

          (xviii) other than benefits or payments that become effective with the passage of time pursuant to the terms of existing Company Benefits Plans or as disclosed in Schedule 3.1.20(c)(v), accelerate the vesting or timing of any payment or benefit under any Company Benefit Plan, for any current or former employee, officer, director, consultants, or independent contractor of the Company in a manner which could reasonably be expected to increase costs, liabilities, or obligations of the Company;

          (xix) enter into, amend, or terminate any employment contract, consulting agreement, termination or severance agreement, change of control agreement, or any other agreement containing the terms and conditions of employment, service, or payment of compensation with respect to any future, current, or former employee, officer, director, consultant, or independent contractor; or

          (xx) agree or make a commitment, whether in writing or otherwise, to do any of the foregoing.

     4.2     No Solicitation. From the date hereof to the Closing, neither the Seller nor the Company (or any Person acting on their behalf) shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any of the Shares or all or substantially all of the assets of the Company, or (ii) furnish or cause to be furnished any non-public information concerning the Company to any Person (other than the Buyer and its agents and representatives), other than in the ordinary course of business or pursuant to Applicable Law.

     4.3     Access and Information. From the date hereof to the Closing, the Seller will give, and will cause the Company to give, the Buyer and the Buyer's accountants, counsel, consultants, employees and agents, full, complete and timely access during normal business hours upon reasonable prior notice to, and furnish them with all documents, records, Tax Returns, and information with respect to, all properties, assets, books, Contracts, reports, records and senior management personnel, in each case, relating to the Company, as the Buyer shall from time to time reasonably request; provided, however, that such investigation shall be conducted in a manner so as to minimize any unreasonable disruptions to the operations of the Business and, consistent with the confidential nature of the transaction, the Buyer shall not contact any customers, distributors, suppliers or employees of the Company or the Seller without prior written consent of the Seller.

     4.4     Public Announcements. Except as required by Applicable Law or rules of a national stock exchange or Nasdaq Stock Market, Inc., each party shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of the other party.

     4.5     Further Actions. (a) From the date hereof to the Closing, each party agrees to use its commercially reasonable efforts to take all actions and to do all things necessary or appropriate to consummate the transactions contemplated hereby, and the transactions contemplated by the Ancillary Documents to which it will be a party, including, without limitation: (i) filing or supplying all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law, (ii) obtaining all Consents and Governmental Approvals necessary to be obtained by it in order to consummate transactions contemplated hereby and thereby, and (iii) coordinating and cooperating with the other party in exchanging such information and providing such reasonable assistance as may be reasonably requested by the other party.

     (b) At all times prior to the Closing, each party shall promptly notify the other party in writing of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in Section 5.1, 5.2, or 5.3 to be satisfied.

     4.6     Use of Seller's Names and Marks. No later than two (2) Business Days following the Closing Date, the Buyer shall cause the legal name of the Company to be changed to a name not containing the term "IGC", by filing an amendment to the certificate of incorporation of the Company. As soon as reasonably practicable following the Closing Date, but no later than 60 days after the Closing Date, the Buyer shall cause the removal of all of the Seller's name and marks from the Company's property, including without limitation, its signs, vehicles, uniforms, business cards, internet website and promotional materials and other literature, and shall cause the Company to otherwise refrain from using such name or marks, except for inadvertent uses of such names and marks that may arise in the ordinary course of business.

     4.7     Return of Confidential Materials. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 6.1, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials exchanged in connection with this Agreement or the Ancillary Documents.

     4.8     Directors and Officers. (a) Neither the Buyer nor the Company shall take, cause or permit to be taken or caused by any person any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or by-laws of the Company, for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

     (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person (the "Covered Party") who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing Date, a director or officer of the Company is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Closing Date, the Seller hereby agrees to indemnify and hold harmless, to the fullest extent permitted by law, each such Covered Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Party to the fullest extent permitted by the DGCL upon receipt of any undertaking required by the DGCL), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Closing Date), the Covered Parties may retain counsel reasonably satisfactory to them after consultation with the Seller.

     4.9     Insurance. (a) The Buyer agrees and acknowledges that, at or at any time after the Closing and without any notice, Seller and/or its Affiliates shall be entitled to terminate any and all insurance coverage maintained by Seller or such Affiliates in respect of the properties, operations, business and assets of the Company (the "Existing Coverage"). The Buyer further agrees and acknowledges that, from and after the Closing, it shall be the sole obligation of the Buyer and the Company to procure and maintain insurance for the properties, operations, business and assets of the Company to replace the Existing Coverage previously provided by Seller and/or Affiliates. Any refund or return of any premium payable in connection with or as a result of the termination of the Existing Coverage shall inure to the sole benefit of Seller and/or its Affiliates.

     (b) Following the Closing, the Company may submit claims under any applicable policy under the terms of which the Existing Coverage is provided with respect to claims, occurrences or omissions arising prior to the Closing. Seller shall, or shall cause the applicable Affiliate thereof to, provide commercially reasonable cooperation to the Company in submitting any such claims under such applicable policy, but Seller shall thereupon have no further obligations in respect of such claims, occurrences or omissions, and all such claims shall in any case be subject to the terms, conditions, deductibles, retentions and exclusions set forth in such policies as in effect immediately prior to the Closing. Seller shall, or shall cause the applicable Affiliate thereof to, pay the Company any insurance proceeds actually received by any of them in respect of any such claims, as soon as reasonably practicable after receipt thereof by Seller or such Affiliate.

     4.10     Tax Matters.

     (a) Preparation and Filing of Tax Returns.

          (i) The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for all consolidated, combined or unitary groups that include the Company through the Closing Date and all Tax Returns with respect to the Company required to be filed on a separate basis for taxable periods ending on or before the Closing Date. All such Tax Returns shall be prepared in accordance with past practice (unless a contrary position is required by law), to the extent any position taken in such returns may affect the tax liability of the Company after the Closing. Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income Tax purposes, Tax items of the Company shall be apportioned between the taxable period ending on the Closing Date and the taxable period beginning after the Closing Date in accordance with U.S. Treasury Regulations Section 1.1502-76(b), which regulations shall be reasonably interpreted by the parties. For income tax purposes, Seller and Buyer will not exercise any option or election (including any election under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to ratably allocate tax items of the Company between the taxable period ending on the Closing Date and the taxable period beginning after the Closing Date.

          (ii) The Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all other Tax Returns with respect to the Company or in respect of its business, assets or operations, including without limitation, all Tax Returns for any Straddle Period.

          (iii) The Seller shall pay or cause to be paid all Taxes in respect of the Company or for which the Company is liable for taxable periods ending on or before the Closing Date. The Buyer shall pay or cause to be paid all Taxes in respect of the Company for any Straddle Period and any taxable period beginning after the Closing Date; provided, however, in the case of Taxes in respect of the Company for any Straddle Period, the Seller shall indemnify and hold harmless the Buyer and the Company from and against the Taxes for such Straddle Period allocated to the Pre-Closing Period under Section 4.10(b) within ten (10) business days after such amount is determined in accordance with paragraph (iv) below.

          (iv) For Taxes of the Company relating to a Straddle Period, or Taxes of the Company relating to a Pre-Closing Period that are claimed to be owing but not paid through an assessment, demand or other type of governmental notice received by the Buyer and/or the Company, the Buyer shall deliver to the Seller a notice which shall contain and/or have attached thereto, to the extent applicable, (a) the Buyer's proposed calculation of such Taxes that are allocable to Seller under this Agreement for a Straddle Period together with a statement describing in reasonable detail the manner in which such computation was made, (b) a copy of the Tax Return, and (c) a copy of any assessment, demand or other type of governmental notice.

               With respect to Straddle Period Taxes: The Seller shall notify the Buyer whether or not it approves of the proposed amount of Straddle Period Taxes that are allocable to the Seller within five (5) business days after receiving the foregoing notice. If the Seller has not objected to the proposed amount of Straddle Period Taxes allocable to the Seller within five (5) business days after receiving the foregoing notice, the Seller shall be deemed to accept liability for and shall pay to the Buyer the Seller's portion of the Straddle Period Taxes as specified in such notice. If the Seller objects to the Buyer's proposed amount of Straddle Period Taxes allocable to the Seller, the Seller shall provide a notice of such objection together with a statement describing in reasonable detail the basis for such objection to the Buyer and the Buyer and the Seller shall resolve such dispute in accordance with Section 4.10(e)(v). Any resolution of the dispute in accordance with Section 4.10(e)(v) shall be binding on the Buyer and the Seller.

                With respect to Pre-Closing Period Taxes claimed to be owed by the Company (Old Target) pursuant to an assessment, demand or other type of governmental notice, the Seller shall have the right to dispute such claim and shall direct and control the resolution thereof. With respect to Post-Closing Period Taxes claimed to be owed by the Company pursuant to an assessment, demand or other type of governmental notice, the Buyer shall have the right to dispute such claim and shall direct and control the resolution thereof.

     (b) Allocation of Certain Taxes. In the case of any Tax that is attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Period and the Post-Closing Period shall be determined as follows:

          (i) The parties hereto agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Seller and the Buyer shall treat such day as the last day of a taxable period.

          (ii) Except to the extent provided in subparagraph (i) of this Section 4.10(b), in the case of ad valorem Taxes imposed on the Company and franchise or similar Taxes imposed on the Company based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, such Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based upon the respective number of days in each such period.

          (iii) Except to the extent provided in subparagraphs (i) and (ii) of this Section 4.10(b), all other Taxes shall be allocated between the Pre-Closing Period and the Post Closing Period based upon an interim closing of the books of the Company as of the end of the day of the Closing Date and the computation of the Tax for each resulting period as if the period were a separate taxable period; provided, however, that in no event shall the hypothetical Tax for any period be less than zero.

           (iv) Seller shall be liable for and pay any stock transfer tax imposed by N.Y. Tax Law Section 270 in connection with the transfer of the stock of the company. Buyer shall be liable for and pay any other transfer taxes arising in connection with the transfer of the stock of the Company.

          (v) If Buyer receives a Tax refund with respect to Taxes arising in a Pre-Closing Period, or a rebate of any stock transfer tax under N.Y. Tax Law Section 270, Buyer shall pay, within the thirty (30) days following the receipt of such Tax refund or rebate, the amount of such Tax refund to the Seller. If Seller receives a Tax refund with respect to Taxes arising in a Post-Closing Period, within thirty (30) days following the receipt of such Tax refund, Seller will pay the amount of such Tax refund to Buyer.

     (c) Cooperation on Tax Matters. The Seller and the Buyer and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information concerning the assets, business or operations of the Company. Such cooperation shall include, but not be limited to, making the appropriate tax elections, furnishing prior years' Tax Returns or Tax Return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Company, and providing copies of all relevant Tax returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and Tax basis of property, which the requested party may possess. The Seller and its Affiliates and the Buyer, the Company and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding anything contained in this Agreement to the contrary, no party hereto or its Affiliates shall be required to disclose to another party hereto or its affiliates any information or documentation that is protected by the attorney-client privilege or would constitute attorney work-product.

     (d) Certain Tax Elections.

          (i) The Buyer shall elect under Treasury Regulation 1.1502-21T(b)(3)(ii)(B) to relinquish the portion of the carryback period ending on the Closing Date with respect to all consolidated net operating losses attributable to the Company.

          (ii) The Buyer shall not, and after the Closing shall not permit the Company to amend any Tax Return, report or filing with respect to any Pre-Closing Period, including a Straddle Period, without Seller's prior written consent (which consent shall not be unreasonably withheld) or as required by applicable law. Following the Closing, the Buyer shall not make, and shall not permit the Company to make, any elections or changes in accounting methods if such elections or changes will materially adversely affect the tax liabilities of the Company or the Seller for a Tax period ending on or prior to the Closing Date, except as required by law after written notice to Seller. The Seller shall not amend any Tax Return, report or filing with respect to a period ending on or before the Closing Date without the Buyer's consent (which consent shall not be unreasonably withheld) or as required by applicable law if the filing of any such amended Tax Return will materially adversely affect the tax liabilities of the Company or the Buyer for a Post-Closing Period.

     (e) Section 338(h)(10) Election.

           (i) The Seller agrees to join with the Buyer in making a Section 338(h)(10) Election. At the Closing, contingent on Buyer paying the 338 Estimated Tax Payment to the Seller at the Closing as required by Section 8.2, the Seller shall execute and deliver to the Buyer all necessary copies of IRS Form 8023 and any applicable similar forms required by state or local law to effectuate the Section 338 Election, subject to paragraph (ii) below. The Buyer shall be responsible for the filing of such forms.

          (ii) The Buyer shall be responsible for, and shall control, the preparation of drafts of all proposed forms, elections, attachments and schedules necessary to effectuate the Section 338(h)(10) Election (collectively, the "338 Forms"). The Seller shall cooperate in good faith with the Buyer and shall promptly provide the Buyer with all information reasonably requested by the Buyer relevant to the preparation of the 338 Forms. If the 338

Forms do not require or contain (as a supplement, attachment or otherwise) any more information than requested on the face of an IRS Form 8023, and all such information is correct, the Buyer shall present such 338 Forms to the Seller at the Closing and the Seller shall execute such 338 Forms. Notwithstanding the foregoing sentence, if the 338 Forms require or contain more information than requested on the face of an IRS Form 8023 (as a supplement, attachment or otherwise), at least twenty (20) business days before the Closing, the Buyer shall provide to the Seller a copy of such 338 Forms (the "Modified 338 Forms"). The Seller shall notify the Buyer whether or not it approves of the Modified 338 Forms within five (5) business days after receiving the same. If the Seller objects to a proposed Modified 338 Form, the Seller shall provide the Buyer with a notice setting forth such objection together with a statement describing in reasonable detail the basis for such objection and the Buyer and the Seller shall resolve their dispute in accordance with Section 4.10(e)(v). Any resolution of the dispute in accordance with Section 4.10(e)(v) shall be binding on the Buyer and the Seller and shall be incorporated into the Modified 338 Form that will be signed by the Buyer and the Seller.

          (iii) At the request of the Buyer, the Seller will, from time to time after the Closing Date, execute and timely file or deliver to the Buyer, at the Buyer's costs and expense, for timely filing in accordance with applicable law, such additional returns, elections, schedules and other documents as are reasonably necessary to effect and preserve the Section 338(h)(10) Election. All of the foregoing additional returns, elections, schedules and other documents as are necessary to effect and preserve the Section 338(h)(10) Election shall be subject to the Seller's review and approval pursuant to the same procedure set forth in paragraph (ii) above. If the Seller objects to any of the foregoing returns, elections, schedules and other documents, the Seller shall provide the Buyer with a notice setting forth such objection together with a statement describing in reasonable detail the basis for such objection and the Buyer and the Seller shall resolve their dispute in accordance with Section 4.10(e)(v). Any resolution of the dispute in accordance with Section 4.10(e)(v) shall be binding upon the Buyer and the Seller and shall be incorporated into the form, election, attachment or schedule that will be signed by the Buyer and the Seller and filed to effect and preserve the Section 338(h)(10) Election.

          (iv) The Seller and the Buyer agree that they shall use their best efforts to enter into an agreement as soon as practicable after the Closing Date concerning the computation and allocation of the ADSP (as such term is defined in the applicable Treasury Regulations under Code Section 338) among the assets of the Company (the "Allocation Agreement") in accordance with the Treasury Regulations under Code Section 338. The Buyer shall deliver to the Seller a proposed Allocation Agreement no later than ninety (90) days after the Closing Date. If the Seller has not objected to such agreement within thirty (30) days of receipt, such agreement shall be deemed accepted and shall be the Allocation Agreement. If the Seller objects to the Buyer's proposed Allocation Agreement, the Seller shall provide the Buyer with a notice setting forth such objection together with a statement describing in reasonable detail the basis for such objection and the Buyer and the Seller shall resolve their dispute in accordance with Section 4.10(e)(v). The parties hereto shall not take any position inconsistent with the final Allocation Agreement (whether mutually agreed to by the parties and/or determined by the Independent Accounting Firm) on any Tax Returns, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns.

          (v) The resolution of a dispute regarding the allocation of Straddle Period Taxes between the Buyer and the Seller shall be resolved in accordance with this paragraph. The resolution of a dispute of a proposed form, election, attachment or schedule necessary to effectuate or maintain the Section 338(h)(10) Election shall be resolved in accordance with this paragraph. The resolution of a dispute relating to the proposed terms of the Allocation Agreement shall also trigger the resolution of the final amount of the 338 Tax Payment to be paid by the Buyer to the Seller in accordance with Section 8.1, both of which shall be resolved together in accordance with this paragraph. The resolution of a dispute relating to the final amount of the 338 Tax Payment to be paid by the Buyer to the Seller in accordance with Section 8.1 (and not the Allocation Agreement), shall be resolved in accordance with this paragraph.

           First, the parties to the dispute shall use all reasonable efforts to resolve their differences. Second, if the parties to the dispute fail to resolve their differences within five (5) business days after one party has given notice to the other regarding the dispute, the dispute shall be resolved within ten (10) business days (or such greater number of days as the parties mutually agree upon) after the foregoing notice by the Independent Accounting Firm and such resolution shall be binding on the Buyer, the Company and the Seller and shall be the resolution of the disputed amount and/or incorporated into the final document, allocation, form, etc. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by the parties to the dispute.

     (f) Retention of Records. The Buyer shall cause the Company to, and the Company shall, retain all books and records and any other documents, information, and files relating to any period ending on or prior to the Closing Date for a period of six (6) years after the Closing Date. For so long as such books and records or other documents, information, and files are required to be retained by the Company pursuant to the terms hereof, the Seller shall have the right, for the purpose of filing any Tax Returns as required by law and for the purpose of preparing for or contesting any audit, proceeding, assessment or reassessment of or relating to Taxes, or for any other legitimate business purposes, inspect and make copies of the same at the Seller's expense.

     (g) Termination of Existing Tax-Sharing Agreements. All tax-sharing agreements or similar arrangement involving the Company or to which the Company is a party shall be terminated with respect to the Company as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

     4.11     Company Employees. The Buyer agrees to cause the Company after the Closing to, and the Company agrees to, initially employ those individuals who are employed by the Company on the Closing Date (the "Continuing Employees"), on substantially the same terms and conditions (including without limitation, base salary or base hourly wage, as the case may be, and Employee Benefit Plans) in effect immediately prior to the Closing Date. The Continuing Employees shall be given credit for past service with the Company or its Affiliates for purposes of determining eligibility for and vesting of employee benefits (but not for benefit accrual purposes) under all Employee Benefit Plans sponsored, maintained, or contributed to (including by way of intracompany transfers) by the Company in which such employees participate following the Closing. For each Continuing Employee, the Buyer shall cause the Company to honor in full all paid personal leave accrued but not taken by such Continuing Employee as of the Closing Date as disclosed on Schedule 4.11. In the event that the employment of any Continuing Employee shall be terminated by the Company or the Buyer after the Closing Date, such employee shall be entitled to receive such benefits, if any, as then provided by the Company's Benefit Plans.

     4.12     Benefit Plan Matters.

     (a) Savings Plan. As of the Closing Date, Company will cease to be a adopting employer under the IGC 401(k) Retirement Savings Plan (the "IGC Savings Plan"). On or before the Closing Date, the Boards of Directors of Seller and Company shall authorize and implement an amendment to the IGC Savings Plan, (i) to cease participation by Company employees in the IGC Savings Plan as of the Closing Date; (ii) to waive the requirement that a Participant (as defined in the IGC Savings Plan) be employed on the last day of the Plan Year to receive Employer Contributions otherwise conditioned on such employment, (iii) to permit distributions of accrued benefits under the IGC Savings Plan on account of the purchase of the Shares by Buyer, and (iv) to vest 100% employees of Company in their Participant's Accounts (as defined under the IGC Savings Plan). Any required contribution to the IGC Savings Plan for the Plan Year (as defined under the IGC Savings Plan) ending May 31, 2005 on behalf of employees of Company who are participants in the IGC Savings Plan, based on Compensation (as defined under the IGC Savings Plan) earned by such employees through the Closing Date, shall be paid by Company on or before the Closing.

     (b) Certain Health and Welfare Benefits. Buyer shall assume the health and welfare Company Benefit Plans in existence on the Closing Date that are set forth on Schedule 4.12(b). Buyer and Seller will make a reasonable good faith effort during the period prior to the Closing Date to cause the insurance companies and other providers of benefit services to the Seller (the "Benefits Vendors") to create separate insurance policies and arrangements for the Company that are effective as of the Closing Date (the "New Insurance Policies") to replace the dental, vision, flexible spending accounts, basic life, accidental death and dismemberment, voluntary and supplemental life, long-term disability, and short-term disability benefits and coverages as are made available to the Company pursuant to the Employee Benefit Plans that are sponsored, maintained, or administered by the Seller as disclosed on Schedule 4.12(b) (the "Seller-Sponsored Plans"). Except as waived by the Buyer, such New Insurance Policies must provide for coverages, benefits, exclusions, deductibles, co-payments, premium levels, employer costs, and other terms and conditions that are substantially the same as to those presently available to the Company, (the "Current Benefit Levels") and its employees (and their respective dependents, spouses, domestic partners, and beneficiaries) under the Seller-Sponsored Plans. In the event that the Benefit Vendors are unable or unwilling to issue the New Insurance Policies to the Company, then the Seller will continue to make available to the Continuing Employees, and will make available to such other employees as may be hired by the Company following the Closing, and their respective dependents, spouses, domestic partners, and beneficiaries, (collectively, the "Covered Persons") the Current Benefit Levels under the Seller-Sponsored Plans ("Post-Closing Seller Provided Coverage") until the earlier of (i) the date that is 30 days after the Closing Date, or (ii) the date that is 30 days after the Company provides written notice to the Seller that the Company no longer requires the Post-Closing Seller Provided Coverage (the "Coverage Termination Date"). To compensate Seller for providing the Post-Closing Seller

Provided Coverage, the Company will pay Seller each month in advance the Seller's cost of providing the Post-Closing Seller Provided Coverage to the Covered Persons plus an administrative fee of 2% of Seller's out-of-pocket cost of providing such coverage for the period that such Post-Closing Seller Provided Coverage is in effect.

     (c) COBRA and Other Claims. Seller will retain all liability under COBRA or otherwise for any claims incurred or qualifying events (within the meaning of section 4980B(f)(3) of the Code) occurring under or with respect to the Seller-Sponsored Plans, including any claims or qualifying events relating to any Post-Closing Seller Provided Coverage. Except as provided by Section 4.12(e) below, the Company will retain all liability under COBRA or otherwise for any claims incurred or qualifying events occurring under or with respect to the Company Benefit Plans disclosed on Schedule 3.1.20(a) that are not Seller-Sponsored Plans.

     (d) Other Benefits. Participation by employees of Company in other Employee Benefit Plans maintained by the Seller that are set forth on Schedule 4.12(d) shall terminate as of the Closing Date, except that Seller shall continue to be responsible for the payment of any workers' compensation or disability payable in connection with an injury sustained by an employee prior to the Closing Date and for any other liabilities arising under such plans that have been or are incurred or accrued through the Closing Date. To the extent required by law, Buyer shall implement or cause the Company to implement workers compensation and disability coverage for employees of Company as of the Closing Date. Effective as of the Closing Date, Buyer shall establish or cause the Company to establish health flexible spending and dependent care assistance flexible spending accounts for Company employees (the "Flexible Spending Accounts") that contain substantially the same terms and conditions as the Seller-Sponsored Flexible Spending Accounts. On or as soon as practical following the Closing Date, Seller shall transfer and Company shall accept all assets and liabilities associated with the Flexible Spending Accounts of Company employees.

     (e) Retention of Liabilities. Seller shall retain all liabilities for retirement plans, programs, and arrangements maintained by Seller that cover current or former employees, officers, directors, or consultants of the Company, including but not limited to liabilities related to any tax-qualified retirement plan, any supplemental executive retirement plan, any split dollar life insurance plan, and any retiree medical plan maintained by Seller.

     4.13     Notification. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 6.1, each of the parties hereto shall disclose to the other party in writing in reasonable detail any material variances from the representations and warranties made by such party in Article 3, and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by such party. Such disclosure shall not be deemed to amend or supplement the Schedules delivered on the date hereof or cure any misrepresentation or breach, provided, however, that if the party to whom such disclosure is made nevertheless elects to consummate the transactions contemplated hereby, each such disclosure shall be deemed to have been set forth on the Schedules for purposes of any indemnification claim made under Article 7. Each party shall give prompt notice to the other parties of any event or circumstance known to the notifying party that would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     4.14     Non-Competition.

     (a) In order that the Buyer may have and enjoy the full benefit of the Business, the Seller covenants and agrees that for a period of five (5) years from the Closing Date (the "Non-Competition Period"), Seller and its Affiliates shall not, directly or indirectly (including by means of a management, advisory, operating, consulting or similar agreements or arrangements or by any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venture or otherwise, in any Person), (i) engage in any activities, for its own account or for any other Person, in any geographic location in competition with the Business as such Business was conducted on the Closing Date, or (ii) sell, license, transfer or otherwise permit any Person to access, use or benefit from, either directly or indirectly, any of the Proprietary Rights used or usable in or for the Business as such Business was conducted on the Closing Date, in competition with the Company (collectively, the "Prohibited Activities").

     (b) Notwithstanding anything in subsection (a) above, any acquisition (by merger, consolidation, equity purchase, asset purchase or otherwise) by Seller or any of its Affiliates of a Person not primarily engaged in Prohibited Activities, or the continuation of such activities after such acquisition, shall not, in itself, constitute a violation or breach of the covenant set forth in this Section 4.14. In the event that Seller shall acquire any Person, the operations of which engage in the Prohibited Activities ("Acquired Operations"), at any time prior to the expiration of the Non-Competition Period, Seller shall, within 60 days of the acquisition thereof, notify Buyer in writing of such acquisition, and Buyer shall have a right of first negotiation for a period of 60 days after the giving of such notice to negotiate with Seller an agreement to purchase such Acquired Operations. If, at the end of such 60-day period, Buyer and Seller have not entered into a definitive agreement relating to the sale of the Acquired Operations to Buyer, Seller shall sell or dispose of such Acquired Operations within one year of the date of such acquisition, provided that such one year period shall be extended for such reasonable period as may be necessary to enable Seller or the applicable Affiliate to complete any negotiations with a third party pending at the end of such one year period and to enable Seller or such Affiliate to complete the sale or other disposition of the Acquired Operations.

     (c) Notwithstanding anything in subsection (a) above, the Seller and its Affiliates may acquire an equity interest of less than five percent (5%) in an enterprise engaged in the Business, provided that such acquisition is and remains for investment purposes only, and the Seller may enter into a joint venture with any such entity provided that such joint venture does not involve or relate to the Business and that no such activity becomes the subject of such joint venture.

          4.15     Non-Solicitation of Employees. During the period commencing on the Closing Date and ending on the second anniversary thereof, the Seller agrees that neither it nor its Affiliates will, without the prior written consent of the Buyer, directly or indirectly, induce or attempt to influence any director, manager, officer or employee of the Company, during such two-year period to terminate his or her employment with the Company; provided, however, that the foregoing restrictions shall only apply with respect to Donald Plumley for a period of six months after the Closing Date and for any time at which Mr. Plumley is then party to an employment agreement with the Buyer; provided further that this Section 4.15 will not be deemed to apply to a general solicitation to the public or any unsolicited inquiries by such individuals. Without limiting the generality of the foregoing, neither the Seller nor any of its Affiliates shall employ Donald Plumley for a period of six months after the Closing Date and at any time during the initial term of any employment agreement that he may enter into with the Company, regardless of whether such term is terminated prematurely as a result of his voluntary resignation or retirement thereunder.

          4.16     Certain Proprietary Rights Matters. (a) The Seller agrees to use its commercially reasonable efforts, at its expense, to cause the assignment of the Unassigned Proprietary Rights in favor of the Company, including recordation of the full chains of title at the appropriate patent or trademark offices, as soon as reasonably practicable after the date of the Agreement. As used herein, "Unassigned Proprietary Rights" shall mean all patents, US and foreign, granted and pending, as disclosed in Schedule 3.1.16(b), for which assignment of a full chain of title to the Company has not yet been recorded at the appropriate patent or trademark office.

     (b) Within 30 days after the date of this Agreement, the Seller agrees to file in the United States Patent and Trademark Office a petition to revive and a response to an office action for US patent application number 10/281,881.

     (c) Seller agrees to use its reasonable efforts to locate and produce files for Proprietary Rights not previously provided and Buyer shall have the opportunity to review such files to its satisfaction.

     (d) Seller agrees to use its reasonable efforts at Buyer's expense to obtain a translation of two Japanese publications cited by an anonymous party in Japan against the Japanese equivalent patent application corresponding to U.S. Pat. No. 6,502,410, and of the corresponding statement by the anonymous party asserting invalidity of the Japanese application; and Buyer shall have the opportunity to review such files to its satisfaction.

ARTICLE 5

CONDITIONS PRECEDENT

     5.1     Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          5.1.1     No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law. No Governmental Authority shall have determined that any Applicable Law will make illegal the consummation of the transactions hereby, and no proceeding with respect to the application of any such Applicable Law to such effect, or seeking to restrain, enjoin or prohibit the transactions contemplated hereby, is pending.

          5.1.2     HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

          5.1.3     Approvals and Licenses, etc. Each party shall have obtained all Governmental Approval necessary for the consummation of the transactions contemplated hereby and by the Ancillary Documents to which it will be a party, and the carrying on of the Business by the Company following the Closing.

          5.1.4     Lender Approval. The Seller and the Company shall have received the written consent of the required lenders under the Credit Agreement, in form and substance reasonably acceptable to each of the parties hereto, in respect of the transactions contemplated by this Agreement. The Buyer shall have received reasonably satisfactory evidence of the Company being released as a guarantor of the Credit Agreement.

          5.1.5     Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Company, on the one hand, and the Seller and its Affiliates, on the other hand, shall have been eliminated except to the extent expressly provided for herein, and the parties hereto shall have received reasonably satisfactory evidence of such elimination.

     5.2     Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer), on or prior to the Closing Date, of the following additional conditions.

          5.2.1     Representations, Performance, etc. The representations and warranties of the Seller and the Company contained in Section 3.1 shall be true and correct at and as of the date hereof and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date); provided, however, that (i) in determining whether or not the condition contained in this sentence is satisfied, no effect shall be given to any qualifications or exceptions contained in such representations and warranties relating to materiality or Material Adverse Effect, but (ii) the condition contained in this sentence shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding anything to the contrary, the condition set forth in the preceding sentence shall not be deemed to be satisfied unless the representations and warranties in Section 3.1.5 shall be true and correct in all respects as of the Closing Date. The Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Seller prior to or at the Closing. The Seller shall have delivered to the Buyer certificates, dated the Closing Date, duly signed by an officer of each of the Seller and the Company to the foregoing effect.

          5.2.2     Delivery of Shares. At the Closing the Seller shall have delivered all of the certificates for the Shares as provided in Section 2.4 and such Shares shall constitute all of the issued and outstanding shares of common stock of the Company.

          5.2.3     Consents. The Seller and the Company shall have obtained and shall have delivered to the Buyer copies of (i) all Governmental Approvals required to be obtained by the Seller, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby or thereby; and (ii) all Consents necessary to be obtained in order to consummate the sale and transfer of the Shares pursuant to this Agreement and the consummation of the other transactions contemplated hereby and by the Ancillary Documents, except where the failure to obtain such Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          5.2.4     Resignation of Directors and Officers. All directors and officers of the Company whose resignations shall have been requested by the Buyer not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

          5.2.5     Ancillary Documents. The Seller shall have entered into the Ancillary Documents, including the Transition Services Agreement in the form attached hereto as Exhibit A.

     5.3     Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller), on or prior to the Closing Date, of the following additional conditions.

          5.3.1     Representations, Performance, etc. The representations and warranties of the Buyer contained in Section 3.2 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Buyer prior to or on the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date, duly signed by an officer of the Buyer to the foregoing effect.

          5.3.2     Conditions on Governmental Approvals. None of the Governmental Approvals contemplated by Section 5.1.2 shall contain any conditions or restrictions in respect of the business, operations, assets or properties of Seller or any of its Affiliates which are unsatisfactory to Seller in its sole discretion.

          5.3.3     Ancillary Documents. The Buyer shall have entered into each of the Ancillary Documents, including the Transition Services Agreement in the form attached hereto as Exhibit A.

          5.3.4     Release of Lease Guaranty. The lessor under the Lease shall have executed and delivered a written instrument, in form and substance reasonably acceptable to the Seller, releasing the Seller from its guaranty securing the performance of the Company's obligations under the Lease; provided, however, that the condition set forth in this Section 5.3.4 shall also be deemed satisfied if the Buyer executes and delivers to the Seller an agreement, in form and substance acceptable to the Seller, to indemnify the Seller in the event that the Company defaults on its obligations under the Lease after the Closing Date.

ARTICLE 6

TERMINATION

     6.1     Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by the written agreement of the Seller and the Buyer;

     (b) by the Buyer by written notice to the Seller if any of the conditions set forth in Section 5.1 or 5.2 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Eastern time, on March 31, 2005 (the "Final Date"), unless such failure shall be primarily due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that the Seller and the Company shall be entitled to cause such conditions to be fulfilled (including without limitation, to the extent curable, curing any breach or inaccuracy of representations, warranties and covenants) within 30 days of their receipt of the Buyer's written notice to terminate this Agreement pursuant to this Section 6.1(b) (which notice shall specify in reasonable detail the basis for the termination), and the Buyer shall not be entitled to terminate this Agreement during such 30 day period and, if cured within such period, any such breach or inaccuracy shall not be a basis for terminating this Agreement pursuant to this Section 6.1(b);

     (c) by the Seller by written notice to the Buyer if any of the conditions set forth in Section 5.1 or 5.3 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Eastern time, on the Final Date, unless such failure shall be primarily due to the failure of the Seller or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that the Buyer shall be entitled to cause such conditions to be fulfilled (including without limitation, to the extent curable, curing any breach or inaccuracy of representations, warranties and covenants) within 30 days of its receipt of the Seller's written notice to terminate this Agreement pursuant to this Section 6.1(c) (which notice shall specify in reasonable detail the basis for the termination), and the Seller shall not be entitled to terminate this Agreement during such 30 day period and, if cured within such period, any such breach or inaccuracy shall not be a basis for terminating this Agreement pursuant to this Section 6.1(c); or

     (d) by any party hereto in writing, if the applications for any required Governmental Approval have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Ancillary Documents.

     6.2     Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 6.1, this Agreement shall become void and have no further effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 4.8 and Section 9.1, and except for any liability resulting from any party's willful breach of this Agreement.

ARTICLE 7

INDEMNIFICATION

     7.1     Survival. The representations and warranties of the parties shall survive the Closing until the first anniversary of the Closing Date, except for (i) those representations and warranties set forth in Section 3.1.2 (Title to Shares), which shall survive in perpetuity, and (ii) the representations and warranties set forth in Section 3.1.9 (Taxes), 3.1.18 (Environmental Matters), 3.1.20 (Employee Benefit Plans and Related Matters) or 3.1.29 (Product Liability), which shall survive until the expiration of the applicable statute of limitations (as applicable, the "Survival Period"). Nothing contained in the foregoing sentence shall prevent recovery under this Article 7 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No party shall have any claim or right of recovery for any breach of a representation, warranty, covenant or agreement unless (x) written notice is given in good faith by that party to the other party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period. No covenants which are intended to be performed before or at the Closing shall survive the Closing.

     7.2     Indemnification by the Seller. The Seller from and after the Closing agrees to indemnify the Buyer and its officers, directors, shareholders, employees, Affiliates, attorneys, accountants and agents (the "Buyer Indemnitees"), and hold them harmless from and against, any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Buyer Damages") incurred or suffered by the Buyer Indemnitees as a result of any breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller or the Company contained in this Agreement, or any certificate delivered by the Seller or the Company pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement:

     (a) the Seller shall have no liability under this Section 7.2 arising out of or as a result of a breach of any covenant, representation, warranty or agreement for any Buyer Damages incurred or suffered by the Buyer Indemnitees unless and until the Buyer Damages exceed $500,000 in the aggregate (the "Buyer Deductible") in which case the Seller shall be liable for all Buyer Damages; notwithstanding the foregoing, this Section 7.2(a) shall not apply to any Buyer Damages relating to or arising out of any breach by the Seller of its covenants or agreements contained in Section 4.10 or Article 8 of this Agreement;

     (b) the Seller shall have no liability with respect to any individual claim arising under Section 7.2 which involves Buyer Damages of less than $10,000; provided that if the Buyer Damages with respect to such individual claim equal or exceed $10,000 then the full amount of such claim shall be payable, subject to the limitation contained in Section 7.2(a) above;

     (c) the Buyer Indemnitees shall not be entitled to indemnification to the extent that the Buyer Damages are increased or extended by the negligence, willful misconduct, violation of Applicable Law or bad faith of any Buyer Indemnitee after the Closing Date;

     (d) the amount of any Buyer Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. The Buyer Indemnitees shall not be entitled to indemnification to the extent they failed to use their commercially reasonable efforts to obtain payment under available insurance coverage or third party payments with respect to any Buyer Damages, or to the extent that the Buyer Indemnitees allowed such insurance coverage maintained by the Company at the Closing Date to lapse thereafter for any reason. If a Buyer Indemnitee receives an amount under insurance coverage or a third party payment with respect to Buyer Damages at any time subsequent to any indemnification provided by the Seller pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse the Seller for any payment made by the Seller in connection with providing such indemnification up to such amount received by such Buyer Indemnitee;

     (e) the amount of any Buyer Damages shall be reduced to the extent the relevant Buyer Indemnitee actually receives Tax relief (in the form of a Tax refund, reduction in Taxes payable, or credit against Taxes payable), and shall be increased to take account of any net Tax detriment realized, arising from the receipt of any indemnification payment for such Buyer Damages. If a Buyer Indemnitee receives such actual Tax relief at any time subsequent to the receipt of the relevant indemnity payment by the Seller pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse the Seller an amount equal to the Tax relief actually received. If a Buyer Indemnitee realizes such net Tax detriment at any time subsequent to the receipt of the relevant indemnity payment by the Seller pursuant to this Section 7.2, then the Seller shall promptly reimburse the Buyer Indemnitee an amount equal to the net Tax detriment actually realized;

     (f) For purposes of determining the amount of any Buyer Damages under Section 7.2, such amount shall exclude any and all consequential, lost profits, special and punitive damages; and

     (g) the Seller's aggregate liability to the Buyer Indemnitees pursuant to Section 7.2 shall not in any event exceed an amount equal to ten percent (10.0%) of the Purchase Price.

     7.3     Indemnification by the Buyer. The Buyer from and after the Closing agrees to indemnify the Seller and its officers, directors, stockholders, employees, Affiliates, attorneys, accountants and agents (the "Seller Indemnitees") and hold them harmless from and against any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Seller Damages") incurred or suffered by the Seller Indemnitees arising out of any breach of any representation, warranty, covenant or agreement of the Buyer. Notwithstanding the foregoing, the Buyer shall have no liability under this Section 7.3 arising out of or as a result of a breach of any covenant, representation, warranty or agreement for any Seller Damages suffered by the Seller Indemnitees unless and until the Seller Damages exceed $500,000 (the "Seller Deductible"), in which case the Buyer shall be liable for all Seller Damages. Notwithstanding the foregoing, the provisions of the immediately preceding sentence shall not apply to any Seller Damages relating to or arising out of any breach by the Buyer or the Company of the covenants or agreements contained in Section 4.10 or Article 8 of this Agreement.

     7.4     Notification of Claims. Upon any party (the "Indemnified Party") becoming aware of a fact, condition or event that constitutes a basis for a claim for Buyer Damages or Seller Damages, as the case may be, in respect thereof against the other party (the "Indemnifying Party") under Section 7.2 or 7.3, if such a claim is to be made, the Indemnified Party will with reasonable promptness and specificity notify the Indemnifying Party or Parties in writing of such fact, condition or event. The failure to notify the Indemnifying Party or Parties under this Section 7.4 shall not relieve any Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent that such failure to notify shall have resulted in a waiver of any lawful and valid affirmative defense to any third-party claim or otherwise materially prejudices the Indemnifying Party or Parties in connection with the administration or defense of such third-party claim.

     7.5     Third Party Claims. (a) Upon receipt by the Indemnifying Party or Parties of any notice of claim for indemnification hereunder arising from a third party claim, the Indemnifying Party or Parties shall be entitled to assume, upon written notice to the Indemnified Parties, the administration and defense of such third party claim with counsel that is reasonably satisfactory to the Indemnified Party and shall proceed with the administration and defense of such third party claim diligently and in good faith. In such case, the Indemnified Party shall have the right to participate in, but not control, the defense of such claim(s) at the sole cost and expense of the Indemnified Party. However, further provided, that no Indemnifying Party shall be entitled to assume the administration and defense of any third-party claim that (i) seeks an injunction or other equitable relief that might materially and adversely affect any Indemnified Party, or (ii) involves any criminal action or any claim that could reasonably be expected to result in a criminal action against any Indemnified Party.

     (b) If the Indemnifying Party does not assume the administration and defense of such third party claim, then the Indemnified Party shall assume the administration and defense of any such third party claim with counsel that is reasonably satisfactory to the Indemnifying Party. In such event, the Indemnified Party shall proceed with the administration and defense of such third party claim(s) diligently and in good faith, and the Indemnifying Party shall be fully consulted by the Indemnified Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third party claim.

     (c) Any party hereto receiving notice of any proposed settlement of any such third party claim shall promptly provide a copy of such notice to the other parties hereto. The

Indemnifying Party or Parties shall not have the right to settle or compromise any third party claim for which indemnification is being sought hereunder without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless as a result of such settlement or compromise the Indemnified Party is fully discharged and released from any and all liability with respect to such third party claim. The party not assuming the administration and defense of a third party claim shall make available to the other party and its counsel all books, records, documents and other information relating to any third party claim for which indemnification is sought hereunder, and the parties to this Agreement shall render to each other reasonable assistance in the defense of any such third party claim. Each party's counsel in connection with the transactions contemplated by this Agreement shall be deemed to be reasonably satisfactory to the other party for purposes of this Agreement.

     7.6     Exclusive Remedy. Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in Section 4.14 or 4.15, after the Closing, the parties' sole and exclusive recourse against each other for any Seller Damages or Buyer Damages, as the case may be, arising out of or relating to this Agreement (including any claims or causes of action arising from or under any statute or the common law) shall be expressly limited to this Article 7.

ARTICLE 8

GROSSED-UP TAX PAYMENT COVENANT FOR THE SECTION 338(H)(10) ELECTION

     8.1     338 Tax Payment.

     (a) Subject to the offsetting provision of Section 8.2(b) for 338 Estimated Tax Payments, the Buyer shall pay to the Seller an amount (the "338 Tax Payment") equal to the lesser of the "338 Tax" (defined below) or three million three hundred thousand dollars ($3,300,000).

     (b) The "338 Tax" is the sum of two (2) components: (i) the "Seller 338 Tax", and (ii) the "Gross-Up Amount" (such terms are defined below).

          (i) "Seller 338 Tax". The Seller 338 Tax is an amount equal to the excess, if any, of

               (A) the sum of all Taxes imposed (i) on the Seller, and (ii) on the Company (i.e., Old Target) on a separate Tax Return (rather than a Tax Return of a consolidated, combined, unitary or similar group of the Seller that includes the Company) that the Company is required by applicable law to file, in each case solely as a result of the Section 338(h)(10) Election and based on an amount of consideration equal to the Purchase Price, the 338 Tax Payment and any other direct or indirect payment that is consideration for the deemed sale of the Company's assets for Tax purposes, over

               (B) the total amount of all Taxes that would have been imposed on the gain that the Seller would have recognized if no Section 338(h)(10) Election had been made and the Seller had been treated as selling the Shares to the Buyer for an amount of consideration equal to the Purchase Price.

          (ii) "Gross-Up Amount". The Gross-Up Amount is the additional amount needed (the "Gross-Up Amount") to make the Seller whole for the net amount of additional Taxes payable by the Seller as a result of Buyer's payment of the Seller 338 Tax and the Gross-Up Amount (after giving effect to any deductions arising therefrom).

     (c) Within twenty (20) days after the Buyer and the Seller agree upon Allocation Agreement, the Seller shall deliver to the Buyer a notice setting forth in reasonable detail the Seller's calculation of the proposed 338 Tax Payment. If the Buyer has not objected to the Seller's proposed 338 Tax Payment within thirty (30) days of receipt of the notice thereof, such proposal shall be deemed accepted by the Buyer and shall be the final 338 Tax Payment, and the Buyer shall pay to Seller the final 338 Tax Payment. If the Buyer objects to the Seller's proposed 338 Tax Payment, the Buyer shall provide the Seller with a notice setting forth such objection in detail and the Buyer and the Seller shall resolve their dispute in accordance with Section 4.10(e)(v). If the dispute is to be resolved by an Independent Accounting Firm in accordance with Section 4.10(e)(v), within ten (10) business days after the Buyer issues the objection notice, the Buyer and the Seller hereby agree to provide the Independent Accounting Firm with all information and materials as shall be reasonably necessary or desirable in order for the Independent Accounting Firm to make its determination. The determination of the Independent Accounting Firm shall be the final 338 Tax Payment, which shall be binding and conclusive upon the Buyer and the Seller.

     (d) The Buyer shall pay to the Seller the 338 Tax Payment, less any 338 Estimated Tax Payment made by the Buyer to the Seller in accordance with Section 8.2, within ten (10) days after the final 338 Tax Payment is determined.

     8.2     Tax Payments.

     (a) The Seller and/or the Company (i.e., Old Target) will have to make estimated, final and/or year end Tax payments for Taxes for a Tax period ending on or after the Closing Date (the "Tax Payments"). The Tax Payments must include a payment for the 338 Tax. At least fifteen (15) days before the Closing, the Seller shall send a notice to the Buyer which shall set forth a good faith estimate of the 338 Tax Payment and the Buyer shall pay to the Seller an amount equal to such good faith estimate (the "338 Estimated Tax Payment") at the Closing.

     (b) To the extent the Buyer's 338 Estimated Tax Payment exceeds the final 338 Tax Payment, the Seller shall pay to the Buyer an amount equal to such excess within ten (10) days after the final 338 Tax Payment is determined. If the final 338 Tax Payment exceeds the 338 Estimated Tax Payment, the Buyer shall pay to the Seller an amount equal to such excess within ten (10) days after the final Seller 338 Tax is determined.

     8.3     Cooperation. Seller and Buyer shall cooperate in good faith and shall promptly provide each other with all information necessary to determine the 338 Tax Payment and the 338 Estimated Tax Payment.

ARTICLE 9

MISCELLANEOUS

     9.1     Expenses. Except as otherwise specifically provided herein, each of the Seller, the Company and the Buyer shall pay its own expenses including, but not limited to, attorneys' accountants', financial advisors', and brokers' or finders' fees and expenses, incurred in connection with the transaction contemplated hereby.

     9.2     Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     9.3     Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery, (c) sent by next-day or overnight mail or delivery charges prepaid by a nationally recognized overnight courier, or (d) sent by telecopy, in each case addressed as follows:

          (i) if to the Buyer or the Company (after the Closing),

              Helix Technology Corporation
              Nine Hampshire Street
              Mansfield, MA 02048-9171
              Telecopy: (508) 337-5169
              Telephone: (508) 337-5000
              Attention: Chief Executive Officer

          with copies to:

              Palmer & Dodge LLP
              111 Huntington Avenue at Prudential Center
              Boston, MA 02199-7613
              Telecopy: (617) 227-4420
              Telephone: (617) 239-0789
              Attention: Matthew J. Gardella, Esq.

          (ii) if to the Seller or the Company (before the Closing),

               c/o Intermagnetics General Corporation
               P.O. Box 461
               450 Old Niskayuna Road
               Latham, NY 12110-0461
               Telecopy: (518) 783-2602
               Telephone: (518) 514-3136
               Attention: Katherine M. Sheehan, Esq.,
                              General Counsel

or, in each case, at such other address as may be specified in writing to the other party hereto in accordance with this Section. Notices sent by mail shall be deemed given five Business Days after being deposited in the mail; notice hand delivered shall be deemed given the day of delivery; notices sent by next-day or overnight delivery shall be deemed given the next Business Day; and notices sent by telecopy shall be deemed given upon confirmation of transmission.

     9.4     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Documents (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

     9.5     Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     9.6     GOVERNING LAW, ETC. (a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN ALBANY COUNTY, NEW YORK IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION AND ENFORCEMENT HEREOF, OR ANY SUCH DOCUMENT OR IN RESPECT OF ANY SUCH TRANSACTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NO MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT THE MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR

PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6(b).

     9.7     Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 4.8 with respect to exculpation and indemnification contemplated therein and Sections 7.2 and 7.3 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns. None of the parties hereto assumes no liability to any third party because of any reliance on any of their respective representations, warranties, and agreements contained in this Agreement.

     9.8     Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     9.9     Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

     9.10     Waiver of Certain Conflicts. The Buyer and the Company understand and agree that the Seller will be entitled to retain the services of Bond, Schoeneck & King, PLLC ("BS&K") as its attorneys in the event of any dispute between the Buyer or the Company and the Seller concerning this Agreement or any of the Ancillary Documents and the transactions contemplated hereby and thereby or whether otherwise involving the Company notwithstanding any result of BS&K's prior representation of the Company. Notwithstanding the sale of the Shares to the Buyer, the Buyer and the Company agree that neither the Company nor the Buyer shall have the right to assert the attorney/client privilege as to pre-closing and post-closing communications between the Seller or the Company (for the Company, only with respect to pre-closing communications), on one hand, and its counsel, BS&K, on the other hand, to the extent that the privileged communications relate to this Agreement or any of the Ancillary Documents or to the transactions contemplated hereby and thereby. The parties agree that only the Seller shall be entitled to assert such attorney/client privilege in connection with such communications following the Closing of this Agreement. The files generated and maintained by BS&K as a result of the law firm's representation of the Seller and the Company in connection with this Agreement or any of the Ancillary Documents or any of the transactions contemplated hereby or thereby or any efforts to sell the Shares to the Buyer or any other Person shall be and become the exclusive property of the Seller.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

INTERMAGNETICS GENERAL CORPORATION

By:__/s/ Glenn H. Epstein______________
      Name: Glenn H. Epstein
      Title: Chairman & CEO

IGC POLYCOLD SYSTEMS, INC.

By:____/s/ Glenn H. Epstein_____________
      Name: Glenn H. Epstein
      Title: President

HELIX TECHNOLOGY CORPORATION

By:___/s/ Robert J. Lepofsky______________
      Name: Robert J. Lepofsky
      Title: President & Chief Executive Officer

EXHIBIT A

Transitional Services Agreement

TRANSITION SERVICES AGREEMENT

     This TRANSITION SERVICES AGREEMENT (the "Agreement") is made this ___ day of _________ 2005, by and between HELIX TECHNOLOGY CORPORATION, a Delaware corporation ("Buyer"), and INTERMAGNETICS GENERAL CORPORATION, a Delaware corporation ("Seller").

     WHEREAS, Buyer and Seller are parties to a Stock Purchase Agreement dated as of December 15, 2004 (the "Acquisition Agreement") pursuant to which Buyer will purchase, and Seller will sell, all of the outstanding capital stock of IGC POLYCOLD SYSTEMS, INC., a Delaware corporation and wholly owned subsidiary of Seller (the "Company");

     WHEREAS, the Company is in the business of manufacturing low temperature refrigeration systems which are used in a wide variety of market applications, including optical coating, semiconductor manufacturing, magnetic media, decorative coating, flat panel displays, detector cooling and roll/web costing (the "Business");

     WHEREAS, in order to assist Buyer in operating the Business in an effective manner, Seller has agreed to provide to Buyer certain services for the periods and on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree:

1.  SERVICES

1.1  Definitions.

     (a)  "Hosted Data" means (i) any Past Business Records of the Company that the Seller or its affiliates have maintained on their computer systems at any point during the six months prior to the Closing Date and (ii) any information or data delivered to the Seller, or stored on Seller's computer system, by the Company or Buyer pursuant to this Agreement during the Term.

     (b)  "Hosted Software" means Crystal Report Writer, MK (an enterprise resource planning system), Best FAS System, and Siebel CRM System.

     (c)  "Hosted Website" means the Company's website at www.polycold.com, all webpages at such website and under such domain name, and all content and expression contained therein, as published as of the Closing Date, subject to such changes as the Buyer or the Company may make from time to time at the Buyer's sole expense.

     (d)  "Past Business Records" means any information or data collected and/or used, on or before the Closing Date, by either the Company or the Seller, or any of the Seller's majority owned affiliates, either which relates exclusively to the operation or performance of the Business or which the Company has accessed during the six months prior to the Closing Date, and which will continue to reasonably need to access, in connection with the operation of the Business. In the event that any such information or data does not relate exclusively to the operation or performance of the Business, Seller may in its sole discretion segregate, extract or extrapolate information or data from any document or other medium such that the Past Business Records would include only information or data relating to the Business.

1.2  Hosting Services. Seller shall, during the Term, allow authorized employees of the Company to remotely access and use the Hosted Software and the Hosted Data, and store new information and data, on the Seller's computer system in the same manner and to the same extent as the Company's employees accessed and used such Hosted Data and Hosted Software prior the Closing Date. Seller shall maintain current levels of security measures for, and frequency of back-ups of, the Hosted Data. Seller shall continue to host, and make accessible via the Internet, the Hosted Website during the Term.

1.3  Virtual Private Network. Seller agrees to cooperate with Buyer in connecting Seller's computer network to the virtual private network currently employed by Buyer between Buyer's and its affiliates offices (the "Buyer VPN") and making the Hosted Data and Hosted Software accessible via the Buyer VPN. Seller will provide, at Buyer's expense, any necessary modifications to Seller's computer network, firewalls, and security devices reasonably required to provide the connection to the Buyer VPN. Seller agrees to cooperate, at Buyer's expense, in establishing the necessary network security to assure that only authorized Company employees have access to the Hosted Software and Hosted Data. Such security measures may include, but not be limited to, establishing access controls, configuring routing limits and installation of firewalls.

1.4  Development of Crystal Reports, MK Support. During the Term, Seller will provide the Buyer and the Company access to, and the time of, the appropriate employees of Seller who have expertise in providing MK support and in the operation of the Crystal Report Writer (a Hosted Software) and are competent in generating requested support and reports, as may be reasonably request by the Buyer or the Company and solely for the needs of the Business to the same extent as the Seller provided to the Company prior the Closing Date.

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1.5  Transfer and Conversion of Hosted Data. During the Term and/or upon termination of this Agreement, pursuant to the instructions of Buyer, Seller shall transfer the Hosted Data to Buyer or the Company, and provide reasonable cooperation to Buyer and the Company with respect to the transfer and/or data format conversion of such Hosted Data.

1.6  Benefits. Seller agrees to make available to the Covered Persons the Current Benefit Levels under the Seller-Sponsored Plans under the terms and conditions described in Section 4.12(b) of the Acquisition Agreement.

1.7  Level of Services. In addition to, and without limiting, any express requirements contained in this agreement with respect to the level or quality or availability of the services described in Sections 1.2 through 1.6 above (the "Services"), the Services shall be provided to Buyer at levels which shall be substantially similar in scope, quality and nature to those provided to, or provided on behalf of, the Business prior to the date hereof and which shall in no event be lower than the levels at which such Services were provided internally by Seller prior to the date hereof.

1.8  Third Party Services. Seller shall have the right to continue to engage the Services of independent contractors to deliver or assist Seller in the delivery of Services which independent contractors have performed in the six month period prior to the Closing Date without the prior written consent of Buyer, provided, however, that Seller shall obtain Buyer's written consent (not to be unreasonably withheld or delayed) prior to engaging any independent contractors to perform Services that during such six month period had not been performed for the Company by independent contractors. Seller will impose on such third parties the confidentiality obligations specified in this Agreement and will supervise the performance of such third parties to ensure that the services meet, in all material respects, the requirements of this Agreement.

1.9  Additional Services. If requested by Buyer, Seller may provide services in addition to the Services to Buyer. The scope of any such services, as well as the prices and other terms applicable to such services, shall be as mutually agreed by Buyer and Seller.

2.  PAYMENTS

2.1  Fees for Services. The fee for continued use of the Hosted Software shall be based on the actual cost to the Seller of licensing and/or maintaining the Hosted Software from the licensor solely with respect to the Company's use of such software. For all other Services provided pursuant to Sections 1.2 through 1.5, Buyer shall be invoiced at the same rates charged to the Company for Seller's services prior to the Closing Date. Buyer shall also be invoiced for Seller's actual out of pocket costs associated with any hardware, software or third party services required to perform Services pursuant to Sections 1.3 and 1.5. The fee for Services provided pursuant to Section 1.6 shall be in accordance with the terms of the Acquisition Agreement.

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2.2  Invoicing and Payment. Within twenty (20) days following the end of each calendar month during the term hereof, Seller shall deliver to Buyer an invoice totaling all charges incurred by or due Seller hereunder. Such invoice shall contain a brief description of each Service or direct cost giving rise to the charge, and a listing of any third party charges included therein. Buyer shall pay all amounts due under each invoice no later than thirty (30) days following receipt of an Invoice.

2.3  Taxes. The fees payable by Buyer pursuant to this Section 2 shall be exclusive of any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of services or direct costs. Any taxes, duties, excises, tariffs, fees, assessments or levies imposed on the performance or delivery of services or direct costs hereunder shall be the responsibility of Seller.

2.4  Records. Each of Seller and Buyer shall keep such full and adequate records as are necessary to determine the charges to be assessed pursuant to this Section 2, and shall have reasonable access to such records of the other.

3.  COOPERATION

3.1  Provision of Services. Each party shall cause its employees to reasonably cooperate with employees of the other to the extent required for effective delivery of the Services. In addition, each party shall name a point of contact who shall be responsible for the day to day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any of party's obligations hereunder.

3.2  Assistance with Reporting. For a period of up to 180 days after the Closing Date, Buyer and Seller each agree to make available its employees (including, for Buyer, employees of the Company) having the appropriate experience and expertise, on a mutually convenient and timely basis, to provide reasonable assistance in the requesting party's preparation and finalization of all information relating to the Company or Business required by the Seller, Buyer or the Company to (i) be filed with any Governmental Authority or (ii) be provided in filings with the SEC, filings with state regulatory authorities, and filings with other authorities where financial statements or financial information are required to be filed.

3.3  Assistance with Financial Software Systems. For a period of up to twelve (12) months after the Closing Date, Seller shall provide reasonable assistance with and use its reasonable business efforts to make available employees of Seller having the appropriate experience and expertise, on a mutually convenient and timely basis, at a cost to be agreed upon by the parties, to consult with the Company and Buyer regarding the financial software systems currently used by the Company. It is the Seller's intention to provide such assistance without any charge to the extent that it deems the requested assistance to be de minimis or incidental.

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4.  SELLER'S REPRESENTATIONS, WARRANTIES, AND COVENANTS

Seller represents and warrants to Buyer that:

4.1  Seller has all necessary rights and authority to grant Buyer the rights granted herein and no Affiliates of Seller who are not signatories to this Agreement are required to grant such rights. Seller has obtained all necessary third party and governmental consents and authorizations to grant Buyer the rights granted herein and to provide the Services as contemplated herein.

4.2  Seller is not in breach of any arrangement or agreement with any third party in respect of a Service to be provided to Buyer that will be provided by a third party.

4.3  Seller hereby covenants and agrees to use good faith efforts to obtain the consent of the licensors of the Hosted Software to allow Company to access and use of such Hosted Software as specified herein to the extent such consent is required by the applicable license agreement and if a licensing fee is required to obtain such consent, then to pay such license fee at the Company's request subject to reimbursement for such expense by the Buyer pursuant to Section 2.1 above.

4.4  For purposes of clarity, Seller and Buyer hereby agree that the Company owns the Hosted Website, including all of its content, and the "www.polycold.com" domain name, and to the extent this is not the case Seller hereby assigns, and agrees to assign, to the Company all rights therein. Furthermore, the Seller hereby agrees to execute any documents required for the transfer of the "www.polycold.com" domain name registration (currently registered in the name of Seller with Register.com) from Seller to the Company and to cooperate in such transfer.

5.  CONFIDENTIALITY

5.1  Information Exchanges. Subject to applicable law and good faith claims of privilege, each party hereto shall provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes are required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Services pursuant to this Agreement.

5.2  Confidential Information. Seller and Buyer shall hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by disclosure in violation of the provisions of this Section 5.2, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 5.2 or any other confidentiality agreement with the other

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party, and (iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 5.2. Notwithstanding the foregoing, the Past Business Records, the Hosted Data, and any information disclosed by Seller to Buyer about, concerning, or relating to the Business or the Company, shall be deemed to be the Confidential Information of Buyer and not of Seller, regardless which party disclosed the information to the other, and shall only be used by Seller to perform the Services hereunder, provided, however, that Seller may continue to use the Past Business Records and Hosted Data as Seller reasonably determines is required by Seller for any legitimate business purpose, including without limitation, any such information to (i) be filed with any Governmental Authority, (ii) be provided in filings with the SEC, filings with state regulatory authorities, and filings with other authorities or (iii) be provided in or used to defend any litigation or other proceeding to which Seller is a party.

6.  INDEMNIFICATION

6.1  Indemnification by Seller.

     (a)  Indemnification. Seller shall indemnify and hold Buyer and its Affiliates harmless against any damages, costs and expenses (including reasonable attorneys' fees) arising from (i) the negligence or intentional misconduct of Seller in connection with the provision of any Services, or (ii) the breach by Seller of any of its representations, warranties, covenants, or obligations hereunder.

     (b)  Defense. If notified promptly in writing of any action brought against Buyer or its Affiliates based on a claim described in Section 6.1(a) above, Seller shall defend such action at its expense and pay all costs, damages and settlements finally awarded in such action or settlement which are attributable to such claim. Seller shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Buyer and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Buyer. Buyer shall reasonably cooperate with Seller in the defense of such claim, and may be represented, at Buyer' expense, by counsel of Buyer' selection.

6.2  Indemnification by Buyer.

     (a)  Buyer shall indemnify and hold Seller and its Affiliates harmless against any damages, costs and expenses (including reasonable attorneys' fees) arising from

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(i) the negligence or intentional misconduct of Buyer in connection with the receipt or use of any Services, or (ii) the breach by Buyer of any of its obligations hereunder.

     (b)  If notified promptly in writing of any action brought against Seller or its Affiliates based on a claim described in Section 6.2(a) above, Buyer shall defend such action at its expense and pay all costs and damages finally awarded in such action or settlement which are attributable to such claim. Buyer shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Seller and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Seller. Seller shall reasonably cooperate with Buyer in the defense of such claim, and may be represented, at Seller's expense, by counsel of Seller's selection.

7.  TERM AND TERMINATION

7.1  Term. Unless earlier terminated in accordance with Section 7.2 below, this Agreement shall be in effect from the date hereof until the first anniversary thereof (the "Term").

7.2  Termination.

     (a)  This Agreement may be terminated by either party if the other party (the "Defaulting Party") has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within thirty (30) days following the date on which the other party (the "Notifying Party") has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

     (b)  This Agreement may be terminated by Buyer at any time upon ten (10) days prior written notice to Seller. Buyer shall be permitted to terminate this Agreement with respect to any particular Service to be provided by Seller upon ten (10) days prior written notice to Seller.

     (c)  Upon termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 5 and 6 of this Agreement, and Buyer's obligation to pay any Invoice for Services provided by Seller prior to any termination or expiration of this Agreement, shall survive any such termination or expiration.

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8.  GENERAL

8.1  Assignment. Neither party shall assign any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement shall be deemed to be for the benefit of Buyer and the Company, and all rights of Buyer under this Agreement may be exercised by the Company or Buyer. This Agreement shall inure to the benefit of and be binding upon any successors or permitted assigns of the parties.

8.2  Applicable Law and Jurisdiction. Section 9.6 of the Acquisition Agreement shall apply to this Agreement as if fully set forth herein.

8.3  Relationship of the Parties. The parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

8.4  Entire Agreement; Amendment. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof. This Agreement shall not be amended, altered or changed except by a written agreement signed by the parties hereto.

8.5  No Waiver. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

8.6  Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Buyer: Helix Technology Corporation Nine Hampshire Street Mansfield, MA 02048-9171 Telecopy: (508) 337-5169 Telephone: (508) 337-5000 Attention: Chief Executive Officer	Copy to: Palmer & Dodge LLP 111 Huntington Avenue Boston, MA 02199-7613 Telecopy: (617) 227-4420 Telephone: (617) 239-0100 Attention: Matthew J. Gardella, Esq.
If to Seller:

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c/o Intermagnetics General Corporation
P.O. Box 461
450 Old Niskayuna Road
Latham, NY 12110-0461
Telecopy: (518) 783-2602
Telephone: (518) 514-3136
Attention: Katherine M. Sheehan, Esq.
               General Counsel

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

8.7  Section Headings; Definitions. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

8.8  Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement.

8.9  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.10  Facsimile Signature. This Agreement may be executed by facsimile signature.

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IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day and year first above written.

SELLER                                                          BUYER

By:     _____________________________     By:    ____________________________

Title:  ______________________________    Title:  ____________________________

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